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                                                                  EXHIBIT 4.1
                                                               [CONFORMED COPY]








                           REVOLVING CREDIT AGREEMENT
                                      among
                               BARNES GROUP INC.,
                          THE LENDERS SIGNATORY HERETO
                                       and
                           MELLON BANK, N.A., as Agent




                          Dated as of December 1, 1991











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Table of Contents


Section                  Title                              Page
-------                  -----                              ----

ARTICLE  I      DEFINITIONS; CONSTRUCTION .......... ......    1

    1.01        Certain Definitions ................ ......    1
    1.02        Construction ....................... ......   14
    1.03        Accounting Principles .............. ......   14

ARTICLE  II     THE CREDITS ........................ ......   15

    2.01        Revolving Credit Loans ............. ......   15
    2.02        Fees; Reduction
                  of the Committed Amounts ......... ......   15
    2.03        Extension of Revolving Credit
                  Maturity Date .................... ......   16
    2.04        Maximum Aggregate Amount of
                  Revolving Credit Loans ........... ......   17
    2.05        Making of Loans .................... ......   17
    2.06        Interest Rates ..................... ......   18
    2.07        Conversion or Renewal of Interest
                  Rate Options ..................... ......   22
    2.08        Prepayments Generally .............. ......   24
    2.09        Prepayments ........................ ......   24
    2.10        Interest Payment Dates ............. ......   25
    2.11        Pro Rata Treatment; Payments Generally ....   25
    2.12        Additional Compensation in Certain
                  Circumstances ...........................   26
    2.13        HLT Classification ........................   29
    2.14        Taxes .....................................   30
    2.15        Funding by Branch, Subsidiary
                  or Affiliate ............................   32


ARTICLE  III    REPRESENTATIONS AND WARRANTIES ............   33

    3.01        Corporate Status ..........................   33
    3.02        Corporate Power and Authorization .........   33
    3.03        Execution and Binding Effect ..............   34
    3.04        Governmental Approvals and Filings ........   34
    3.05        Absence of Conflicts ......................   34
    3.06        Audited Financial Statements ..............   35
    3.07        Absence of Undisclosed Material
                  Liabilities .............................   35
    3.08        Absence of Material Adverse Change ........   35
    3.09        Accurate and Complete Disclosure ..........   35
    3.10        Margin Regulations ........................   35
    3.11        Subsidiaries ..............................   36
    3.12        Partnerships, etc .........................   36
    3.13        Litigation ................................   36


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         3.14        Absence of Events of Default ..............  36
         3.15        Insurance .................................  36
         3.16        Title to Properties .......................  37
         3.17        Intellectual Property .....................  37
         3.18        Taxes .....................................  37
         3.19        Employee Benefits .........................  38
         3.20        Environmental Matters .....................  39

     ARTICLE  IV     CONDITIONS OF LENDING .....................  39

         4.01        Conditions to Initial Loans ...............  39
         4.02        Conditions to All Loans ...................  40

     ARTICLE  V      AFFIRMATIVE COVENANTS .....................  41

         5.01        Basic Reporting Requirements ..............  41
         5.02        Insurance .................................  44
         5.03        Payment of Taxes and Other Potential
                       Charges and Priority Claims .............  44
         5.04        Preservation of Corporate Status ..........  44
         5.05        Governmental Approvals and Filings ........  45
         5.06        Maintenance of Properties .................  45
         5.07        Avoidance of Other Conflicts ..............  45
         5.08        Financial Accounting Practices ............  45
         5.09        Use of Proceeds ...........................  45
         5.10        Continuation of or Change in Business .....  46
         5.11        Consolidated Tax Return ...................  46
         5.12        ERISA .....................................  46

     ARTICLE  VI     NEGATIVE COVENANTS ........................  47

         6.01        Financial Covenants .......................  47
         6.02        Liens .....................................  47
         6.03        Indebtedness ..............................  48
         6.04        Limitation on Restrictions on Dividends
                       by Subsidiaries, etc ....................  49
         6.05        Mergers; Acquisitions .....................  49
         6.06        ERISA Obligations .........................  50
         6.07        Leases ....................................  50
         6.08        Disposition of Properties .................  51
         6.09        Transactions with Affiliates ..............  51
         6.10        Loans, Advances and Investments ...........  51

     ARTICLE  VII    DEFAULTS ..................................  52

         7.01        Events of Default .........................  52
         7.02        Consequences of an Event of Default .......  54
         7.03        Application of Proceeds ...................  55

     ARTICLE  VIII   THE AGENT .................................  56

         8.01        Appointment ...............................  56


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     8.02         General Nature of Agent's Duties .............   56
     8.03         Exercise of Powers ...........................   57
     8.04         General Exculpatory Provisions ...............   57
     8.05         Administration by the Agent ..................   58
     8.06         Lender Not Relying on Agent or
                    Other Lenders ..............................   59
     8.07         Indemnification ..............................   59
     8.08         Agent in its Individual Capacity .............   60
     8.09         Holders of Notes .............................   60
     8.10         Successor Agents .............................   60
     8.11         Calculations .................................   61
     8.12         Funding by Agent .............................   61

  ARTICLE  IX     MISCELLANEOUS ................................   62

     9.01         Holidays .....................................   62
     9.02         Records ......................................   62
     9.03         Amendments and Waivers .......................   62
     9.04         No Implied Waiver; Cumulative Remedies .......   63
     9.05         Notices ......................................   63
     9.06         Expenses; Taxes; Indemnity ...................   64
     9.07         Severability .................................   65
     9.08         Prior Understandings .........................   65
     9.09         Duration; Survival ...........................   65
     9.10         Counterparts .................................   66
     9.11         Limitation on Payments .......................   66
     9.12         Set-Off ......................................   66
     9.13         Sharing of Collections .......................   67
     9.14         Successors and Assigns; Participations
                    Assignments ................................   67
     9.15         Governing Law; Submission to Jurisdiction ....   70
     9.16         Replacement of Lender ........................   71


  Exhibit  A      Form of Revolving Credit Note
  Exhibit  B      Form of Transfer Supplement
  Exhibit  C      Form of Opinion of John E. Besser, Esquire
  Exhibit  D      Form of Quarterly Compliance Certificate

  Schedule  3.01      Corporate Status
  Schedule  3.07      Indebtedness
  Schedule  3.11      Subsidiaries
  Schedule  3.12      Partnerships
  Schedule  6.02      Liens




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                           REVOLVING CREDIT AGREEMENT

                  THIS AGREEMENT, dated as of December 1, 1991, by and among BARNES GROUP INC., a Delaware corporation (the "Borrower"), the lenders parties hereto from time to time (the "Lenders", as defined further below) and MELLON BANK, N.A., a national banking association, as Agent for the Lenders hereunder.

                  The Borrower has requested the Lenders to extend credit to the Borrower and the Lenders are willing to extend such credit upon the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

                  1.01. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

                  "Affected Lender" shall have the meaning set forth in Section 2.06(e) hereof.

                  "Affiliate" of a Person (the "Specified Person") shall mean
         (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, and (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agent" shall mean Mellon Bank, N.A., in its capacity Agent for the Lenders hereunder, and any successor Agent appointed in accordance with Section 8.10 hereof.

                  "Anniversary Date" shall mean each December 6 during the term of this Agreement.

                  "Applicable Margin" shall have the meaning set forth in
         Section 2.06(b) hereof.


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                  "Assessment Rate" shall have the meaning set forth in Section
         2.06(a)(ii) hereof.

                  "Base Rate" shall have the meaning set forth in Section 2.06(a)(i) hereof.

                  "Base Rate Option" shall have the meaning set forth in Section 2.06(a)(i) hereof.

                  "Base Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with Section 2.11(c)(ii) hereof. If no Loan or Loans is specified, "Base Rate Portion" shall refer to the Base Rate Portion of all Loans outstanding at such time.

                  "Benefit Plan" shall mean any employee benefit plan, as defined in section 3(3) of ERISA), with respect to which the Borrower, any of its Subsidiaries, or a member of their respective Controlled Group, at any relevant time have some liability or obligation to contribute or pay benefits and which relates to current or former employees of the Borrower, any Subsidiary or any member of their respective Controlled Group.

                  "Business Day" shall mean (a) with respect to selection of the Euro-Rate Option, prepayment of any Euro-Rate Portion of any Revolving Credit Loans, or determining the first or last day of any Euro-Rate Funding Period, a day for dealings in deposits in Dollars by and among banks in the London interbank market and on which commercial banks are open for domestic and international business in Pennsylvania and Connecticut and (b) with respect to selection of any other interest rate Option, prepayment of any part of any other Portion of any Revolving Credit Loans, determining the first or last day of any other Funding Period, and in every other context, any day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated to close in Pennsylvania and Connecticut.

                  "Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

                  "CD Rate" shall have the meaning set forth in Section 2.06(a)(ii) hereof.



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                  "CD Rate Funding Period" shall have the meaning set forth in
         Section 2.06(c) hereof.

                  "CD Rate Option" shall have the meaning set forth in Section 2.06(a)(ii) hereof.


                  "CD Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the CD Rate Option or at a rate calculated by reference to the CD Rate under Section 2.11(c)(i) hereof. If no Loan or Loans is specified, "CD Rate Portion" shall refer to the CD Rate Portion of all Loans outstanding at such time.

                  "CD Rate Reserve Percentage" for any day and for any CD Rate Funding Period shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including without limitation supplemental, marginal and emergency reserve requirements) for a member bank of such System in respect of nonpersonal time deposits in Dollars in the United States having a maturity comparable to such CD Rate Funding Period.

                  "Change of Control" shall mean any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act) of 30% or more of the Borrower's outstanding Voting Stock; provided, however, that members of the Barnes family, Fleet Norstar Financial Group and any of its affiliates (to the extent that it owns stock in which a member of the Barnes family has an interest), the Barnes Group Inc. Guaranteed Stock Plan and State Street Bank & Trust Company, in its capacity as trustee under such plan, and employees of the Borrower (except employees of the Borrower who became beneficial owners of more than 10% of the Borrower's Voting Stock prior to becoming employees of the Borrower) shall not be counted as a Person for purposes hereof.

                  "Closing Date" shall mean the date on which the last of the conditions set forth in Section 4.01 hereof has been satisfied.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and


                                      -3-

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regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.


         "Commitment Fee" shall have the meaning set forth in Section 2.02(a) hereof.

         "Commitment Percentage" of a Lender at any time shall mean the Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to adjustment as provided in Sections 2.03 and 9.16 hereof and subject to transfer to another Lender as provided in Section 9.14 hereof.

         "Consolidated Current Assets" at any time shall mean the current assets of the Borrower and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "Consolidated Current Liabilities" at any time shall mean the current liabilities of the Borrower and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "Consolidated Current Ratio" at any time shall mean the ratio of the Consolidated Current Assets at such time to the Consolidated Current Liabilities at such time.

         "Consolidated Leverage Ratio" at any time shall mean the ratio of aggregate Indebtedness of the Borrower and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP to the Consolidated Net Worth at such time.

         "Consolidated Net Worth" at any time shall mean the total assets of the Borrower and its Subsidiaries less the liabilities of the Borrower and its Subsidiaries, each as shown on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, plus any negative (less any positive) foreign currency translation adjustments shown in the equity section of such a consolidated balance sheet pursuant to FAS 52 plus any amount shown on such a consolidated balance sheet in the equity contra account arising from the Guaranty.

         "Controlled Group" shall mean with respect to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(a)(2) of ERISA.


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         "Corresponding Source of Funds" shall mean:

                  (a) In the case of any Funding Segment of the CD Rate Portion, the proceeds of hypothetical issuances by a Lender of one or more of its certificates of deposit at the beginning of the CD Rate Funding Period corresponding to such Funding Segment, having maturities approximately equal to such CD Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment; and

                  (b) In the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by a Lender through a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

         "Debt Instrument" shall have the meaning set forth in Section 7.01(f) hereof.

         "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

         "Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by such Person.

         "Environmental Matters" means any matter arising out of, relating to, or resulting from any emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater, or soil, or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

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     "Environmental Permits" means all permits, licenses, authorizations, registrations and other governmental consents required by applicable Requirements of Law for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the operations of the Borrower and any Subsidiary of the Borrower.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

     "ERISA Lien" shall mean a security interest or lien arising under or in connection with a Pension Plan or Title IV of ERISA or a claim asserted (including for failure to withhold) by the government which if successful would result in such a lien; provided, however, that any claim asserted, (a) for which the Borrower has reasonable grounds to contest and (b) which the Borrower is diligently contesting in good faith through appropriate proceedings with the IRS or a court of law, shall not be deemed an ERISA Lien for so long as all of the above conditions are met.

     "Eurocurrency Liabilities" shall have the meaning set forth in the definition of Euro-Rate Reserve Percentage set forth in Section 1.01 hereof.

     "Euro-Rate" shall have the meaning set forth in Section 2.06(a)(iii) hereof.

     "Euro-Rate Funding Period" shall have the meaning set forth in Section 2.06(c) hereof.

     "Euro-Rate Option" shall have the meaning set forth in Section 2.06(a)(iii) hereof.

     "Euro-Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 2.11(c)(i) hereof. If no Loan or Loans is specified, "Euro-Rate Portion" shall refer to the Euro-Rate Portion of all Loans outstanding at such time.

     "Euro-Rate Reserve Percentage" for any day for any Lender shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by such Lender (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement of such Lender (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System.

         "Event of Default" shall mean any of the Events of Default described in
Section 7.01 hereof.

         "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

         "Funding Periods" shall have the meaning set forth in Section 2.06(c) hereof.

         "Funding Segment" of the CD Rate Portion or the Euro-Rate Portion, as the case may be, of the Revolving Credit Loans at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

         "GAAP" shall have the meaning set forth in Section 1.03 hereof.

         "Governmental Action" shall have the meaning set forth in Section 3.04 hereof.

         "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

         "Guarantee" shall mean the guarantee by any Person to pay or perform the obligations of any other Person, including any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another Person to make payment of Indebtedness.

         "Guaranty" shall mean the Guaranty Agreement, effective as of July 28, 1989, from the Borrower to The Connecticut National Bank and National Bank of Detroit (now known as NBD Bank, N.A.).

         "Hazardous Materials" means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, PCBs, and friable asbestos) as those concepts are used in the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Toxic Substance Control Act (TSCA), the Clean Air Act, the Clean Water Act, and other similar federal or state statutes or regulations.

         "Indebtedness" of a Person shall mean with respect to such Person, without duplication, (a) all debt arising from borrowed money and similar monetary obligations, whether direct or indirect; (b) all indebtedness of others secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned by the Borrower or any Subsidiary or acquired by the Borrower or any Subsidiary subject thereto, whether or not the Indebtedness secured thereby shall have been assumed; (c) all Guarantees, endorsements and other contingent obligations, in respect of Indebtedness of others, including (x) any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise and (y) any obligation of any partnership in which the Borrower or any Subsidiary is a general partner; and (d) the obligations to reimburse the issuer in respect of any letters of credit. Indebtedness shall not include the Indebtedness of (i) a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower, or (ii) the Borrower to a Subsidiary of the Borrower; provided, however, that in the case of debt of a Subsidiary not wholly owned by the Borrower and/or another Subsidiary, Indebtedness shall include a percentage of such Indebtedness equal to the percentage of the total minority ownership.

         "Indemnified Parties" shall mean the Agent, the Lenders, their respective affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing.

         "Initial Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.01(a) hereof.

         "Investment" by any Person in any other Person shall mean:

         (a) the amount paid, or the value of property or services contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, option contracts, investment contracts, partnership or other ownership interests or other securities of any other Person;

         (b) the amount of any advance, loan or extension of credit to any other Person by such Person; and

         (c) the amount of any Indebtedness of any other Person which such Person has guaranteed and which by its terms or as a consequence of any default thereunder such Indebtedness has or may, at the option of the holder thereof, become due and payable by acceleration or otherwise.

         "IRS" shall mean the Internal Revenue Service.

         "Law" shall mean any constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

         "Lender" shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 9.14 hereof pertaining to Persons becoming or ceasing to be Lenders.

         "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

         "Loan" shall mean any loan or advance by a Lender under this Agreement, and "Loans" shall mean all loans and advances made by the Lenders under this Agreement.

         "Loan Documents" shall mean this Agreement, the Notes and the Transfer Supplements, and all other agreements and instruments extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, and any certificate or instrument delivered by the Borrower in connection herewith or therewith, in each case as the same may be amended, modified or supplemented from time to time hereafter.

         "Material Adverse Effect" shall mean a material adverse effect on the long-term financial condition or prospects of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement or the Notes.

         "Nonextending Lender" shall have the meaning set forth in Section 2.03 hereof.

         "Note" or "Notes" shall mean the Revolving Credit Note(s) of the Borrower executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings of any thereof in whole or part.

         "Notional Euro-Rate Funding Office" shall have the meaning given to that term in Section 2.15(a) hereof.

         "Obligations" shall mean all indebtedness, obligations and liabilities of the Borrower to any Lender or the Agent from time to time arising under or in connection with or related to or evidenced by or secured by this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Loans were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

         "Office" shall mean the Agent's office located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

         "Option" shall mean the Base Rate Option, the CD Rate Option or the Euro-Rate Option, as the case may be.

         "Participants" shall have the meaning set forth in Section 9.14(b) hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

         "Pension Plan" shall mean a single employer plan as defined in Section 4001(a)(15) of ERISA or an individual account plan which is subject to the funding standards of Section 302 of ERISA with respect to which the Borrower, any of its Subsidiaries, or members of their respective Controlled Groups, at any relevant time have some liability or obligation to contribute or pay benefits and which relates to current or former employees of the Borrower, any of its Subsidiaries or any member of their respective Controlled Groups.

         "Person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

         "Portion" shall mean the Base Rate Portion, the CD Rate Portion or the Euro-Rate Portion, as the case may be.

         "Potential Default" shall mean any event or condition which with notice or passage of time, or any combination of the foregoing, would constitute an Event of Default.

         "Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by Mellon Bank, N.A. as its prime rate.

         "Pro Rata" shall mean to or from each Lender in proportion to such Lender's Commitment Percentage.

         "Purchasing Lender" shall have the meaning set forth in Section 9.14(c) hereof.

         "Reference Banks" shall mean, collectively, Mellon Bank, N.A. and NBD Bank, N.A.

         "Register" shall have the meaning set forth in Section 9.14(d) hereof.

         "Regular Payment Date" shall mean the last Business Day of each March, June, September and December after the date hereof.

         "Relevant Date" shall have the meaning set forth in Section 1.03 hereof.

         "Replacement Lender" shall have the meaning set forth in Section 2.03 hereof.

         "Reportable Event" means an event described in Section 4043 of ERISA or in the regulations thereunder with respect to which the 30-day notice is not waived or an event described in Section 4043 or in the regulations thereunder with respect to which the 30-day notice has been waived and which involves a liability of $1,000,000 or more or a material plan or a receipt of a notice of withdrawal liabilities pursuant to Section 4202 of ERISA. For purposes of this definition a material plan is a plan in which benefit liabilities exceed assets on a termination basis based on PBGC assumptions by $1,000,000.

         "Required Lenders" shall mean, as of any date, Lenders holding in the aggregate 61% of the aggregate Revolving Credit Committed Amounts of all Lenders.

         "Requirements of Law" means all applicable federal, state, and local laws, statutes, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Environmental Matters in effect as of the date of this Agreement.

         "Responsible Officer" of the Borrower shall mean any of the following: the President, the senior officer of each of the Borrower's three operating groups, the Treasurer, the Chief Financial Officer or the General Counsel.

         "Revolving Credit Commitment" shall have the meaning set forth in
Section 2.01(a) hereof.

         "Revolving Credit Committed Amount" shall have the meaning set forth in
Section 2.01(a) hereof.

         "Revolving Credit Loans" shall have the meaning set forth in Section 2.01(a) hereof.

         "Revolving Credit Maturity Date" shall mean December 6, 1995, as such date may be extended pursuant to Section 2.03 hereof.

         "Revolving Credit Note" shall mean the promissory note of the Borrower executed and delivered under Section 2.01(c) hereof, any promissory note issued in substitution therefor pursuant to Sections 2.15(b) or 9.14(c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part.

         "Senior Notes" shall mean the Borrower's 9.47% Senior Notes due 2001 in the original aggregate principal amount of $40,000,000.

         "Significant Subsidiary" shall mean each Subsidiary of the Borrower which in the most recent fiscal year of the Borrower accounted for more than 10% of the consolidated assets of the Borrower and its Subsidiaries for each of the most recent three fiscal years of the Borrower; provided, however, that with respect to Subsidiaries created or acquired after the date hereof, if thereafter such entity, in a fiscal year, accounts for more than 10% of the consolidated assets of the Borrower and its Subsidiaries in such fiscal year, it shall be deemed to be a Significant Subsidiary for such fiscal year.

         "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is

                  (a) On the same Business Day in the case of selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion;

                  (b) At least one Business Day in advance in the case of selection of, conversion to or renewal of the CD Rate Option or prepayment of any CD Rate Portion; and

                  (c) At least three Business Days in advance in the case of selection of, conversion to or renewal of the Euro-Rate Option or prepayment of any Euro-Rate Portion.

Standard Notice must be provided no later than 10:00 a.m., Pittsburgh time, on the last day permitted for such notice. The Agent shall promptly forward to the Lenders copies of all Standard Notices received from the Borrower.

         "Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

         "Subsidiary" of a Person at any time shall mean any corporation, association or other business entity of which more than 50% of the outstanding stock having by its terms ordinary voting power to elect a majority of the board of directors of such corporation, association or other business entity (irrespective of whether at such time stock of any other class or classes of such corporation, association or other business entity shall have or might have voting power by reason of the happening of any contingency) is at such time owned directly or indirectly by such Person.

                  "Taxes" shall have the meaning set forth in Section 2.14 hereof.

                  "Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

                  "Transfer Supplement" shall have the meaning set forth in
         Section 9.14(c) hereof.

                  "Voting Stock" shall mean, with respect to any corporation, the capital stock of such corporation having the power to vote for a majority of the board of directors of such corporation under ordinary circumstances.

         1.02. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or"; and "property" includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to "determination" (and similar terms) by the Agent or by any Lender include reasonable and good faith estimates by the Agent or by such Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or by such Lender (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

         1.03. Accounting Principles. As used herein, "GAAP" shall mean generally accepted accounting principles as such principles shall be in effect at the Relevant Date; provided, however, that such principles shall be applied without giving effect to FAS 106. As used herein, "Relevant Date" shall mean the date a relevant computation or determination is to be made or the date of relevant financial statements, as the case may be.

                                   ARTICLE II
                                  THE CREDITS

         2.01. Revolving Credit Loans.

         (a) Revolving Credit Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender's "Revolving Credit Commitment") to make loans (the "Revolving Credit Loans") to the Borrower from time to time on or after the date hereof and to but not including the Revolving Credit Maturity Date. A Lender shall have no obligation to make any Revolving Credit Loan to the extent that the aggregate principal amount of such Lender's Revolving Credit Loans at any time would exceed such Lender's Revolving Credit Committed Amount at such time. Each Lender's "Revolving Credit Committed Amount" at any time shall be equal to the amount set forth as its "Initial Revolving Credit Committed Amount" below its name on the signature pages hereof, as such amount may have been reduced pursuant to Section 2.02(d) hereof at such time, and subject to transfer to another Lender as provided in Section 9.14 hereof. The sum of the Revolving Credit Committed Amounts of the Lenders shall not exceed $100,000,000 at any time.

         (b) Nature of Credit. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder.

         (c) Revolving Credit Notes. The obligation of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower, one to each Lender, dated the Closing Date (the "Revolving Credit Notes") in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to such Lender's Initial Revolving Credit Committed Amount.

         (d) Maturity. To the extent not due and payable earlier, the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date.

         2.02. Fees; Reduction of the Committed Amounts.

         (a) Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender a commitment fee (the "Commitment Fee") equal to 0.250% per annum (based on a year of 365 or 366 days and actual days elapsed), for each day from and including the Closing Date and to but not including the Revolving Credit Maturity Date, of the amount (not less than zero) equal to (i) such Lender's Revolving Credit Committed Amount on such day, minus (ii) such Lender's Revolving Credit Loans outstanding on such day. Such Commitment Fee shall be due and payable for the preceding period for which such fee has not been paid (x) on each Regular Payment Date and (y) on the Revolving Credit Maturity Date. The Commitment Fee shall be increased to 0.375% for each day on which the aggregate Revolving Credit Loans of all Lenders outstanding exceeds 75% of the aggregate Revolving Credit Commitments of all Lenders.

         (b) Closing Fee. On the Closing Date, the Borrower shall pay to the Agent for the account of each Lender a closing fee equal to 0.05% of such Lender's Revolving Credit Committed Amount.

         (c) Other Fees. The Borrower shall pay to the Agent an agency fee and other fees at the times and in the amounts previously agreed upon among the Agent and the Borrower.

         (d) Optional Reduction of the Revolving Credit Committed Amounts. The Borrower may at any time or from time to time reduce Pro Rata the Revolving Credit Committed Amounts of the Lenders to an aggregate amount (which may be zero) not less than the sum of the outstanding Revolving Credit Loans plus the principal amount of Revolving Credit Loans not yet outstanding as to which notice has been given by Borrower under Section 2.05 hereof. Any reduction of the Revolving Credit Committed Amounts shall be in an aggregate amount not less than $5,000,000 which is an integral multiple of $1,000,000. Reduction of the Revolving Credit Committed Amounts shall be made by providing not less than 10 days notice (which notice shall be irrevocable) to such effect to the Agent.

         2.03. Extension of Revolving Credit Maturity Date. On and after the first Anniversary Date hereof, the Revolving Credit Maturity Date may be extended for successive one year periods at the request of the Borrower with the express consent of each Lender as provided below. Not later than the date 60 days prior to each Anniversary Date, the Borrower shall, at its option, in a written notice to the Agent request (an "Extension Request") that the Revolving Credit Maturity Date be extended for a period of one year. The Agent shall promptly inform the Lenders of such Extension Request. Each Lender that agrees with such Extension Request shall deliver to the Agent its express written consent thereto no later than such Anniversary Date. If (i) any Lender notifies the Agent in writing prior to such Anniversary Date that it will not consent to such Extension Request or (ii) all of the Lenders have not in writing expressly consented to any such Extension Request as provided in the preceding sentence, then the Agent shall so notify the Borrower and the Borrower, at its option, may replace each Lender which has not agreed to such Extension Request (a "Nonextending Lender") with another commercial lending institution (a "Replacement Lender") by giving (not later than 90 days after such Anniversary
Date) notice of the name of such Replacement Lender to the Agent. Upon notice from the Agent, each Nonextending Lender shall promptly (but in no event later than the date which is 120 days after such Anniversary Date) assign all of its interests hereunder to such Replacement Lender in accordance with the provisions of Section 9.14(c) hereof. If, prior to the date which is 120 days after such Anniversary Date some, but not all, of the Lenders have agreed to such Extension Request, and each Nonextending Lender has not been replaced by the Borrower in accordance with the terms of this Section 2.03, the Revolving Credit Maturity Date shall be extended in accordance with such Extension Request; provided, however, that on the original Revolving Credit Maturity Date (as such date may have been previously extended), the Borrower shall pay to the Agent for the account of such Nonextending Lender such Nonextending Lender's Pro Rata share of all outstanding Revolving Credit Loans, together with interest thereon, and all fees due and payable to such Nonextending Lender and the total Revolving Credit Commitment shall be irrevocably reduced by an amount equal to the Commitment of each Nonextending Lender. If all Lenders consent to any such Extension Request (or, if any Nonextending Lenders are replaced in accordance with this Section), then as of 5:00 p.m. Pittsburgh time on the date which is 120 days after such Anniversary Date the Revolving Credit Maturity Date shall be deemed to have been extended for, and shall be the date, one year after the then effective Revolving Credit Maturity Date.

         2.04. Maximum Aggregate Amount of Revolving Credit Loans. No Loan shall be made or requested or permitted to remain outstanding hereunder if the making or maintenance of such Loan would cause the aggregate amount of all Revolving Credit Loans outstanding hereunder to exceed the sum of the aggregate Revolving Credit Committed Amounts of all Lenders.

         2.05. Making of Loans. Whenever the Borrower desires that the Lenders make Revolving Credit Loans, the Borrower shall provide Standard Notice to the Agent setting forth the following information (a separate notice being required for each such type of Loans):

                  (a) The date, which shall be a Business Day, on which such proposed Loans are to be made;

                  (b) The aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 2.05, and which shall be an integral multiple of $1,000,000 not less than $5,000,000;

                  (c) The interest rate Option or Options selected in accordance with Section 2.06(a) hereof and the principal amounts selected in accordance with Section 2.06(d) hereof of the Base Rate Portion and each Funding Segment of the CD Rate Portion and the Euro-Rate Portion, as the case may be, of such proposed Loans; and

                  (d) With respect to each such Funding Segment of such proposed Loans, the Funding Period to apply to such Funding Segment, selected in accordance with Section 2.06(c) hereof.

Standard Notice having been so provided, the Agent shall promptly notify each Lender of the information contained therein and of the amount of such Lender's Loan. Unless any applicable condition specified in Article IV hereof has not been satisfied, on the date specified in such Standard Notice each Lender shall make the proceeds of its Loan available to the Agent at the Agent's Office, no later than 12:00 o'clock Noon, Pittsburgh time, in funds immediately available at such Office.

                  2.06. Interest Rates.

                  (a) Optional Bases of Borrowing. The unpaid principal amount of the Revolving Credit Loans shall bear interest for each day from and including the date on which funds are made available to the Borrower by the Agent and to but excluding the date of repayment on one or more bases selected by the Borrower from among the interest rate Options set forth below. Subject to the provisions of this Agreement the Borrower may select different Options to apply simultaneously to different Portions of the Loans and may select different Funding Segments to apply simultaneously to different parts of the CD Rate Portion or the Euro-Rate Portion of the Loans. Each selection of a rate Option shall apply separately and without overlap to the Revolving Credit Loans as a class. The aggregate number of Funding Segments applicable to the CD Rate Portion and the Euro-Rate Portion of the Revolving Credit Loans at any time shall not exceed six unless otherwise permitted by the Agent.

                  (i) Base Rate Option: A rate per annum (computed on the basis of a year of 365 or 366 days and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day. The "Base Rate" for any day shall mean the greater of (A) the Prime Rate for such day or (B) 0.50% plus the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.

                  (ii) CD Rate Option: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the CD Rate for such day plus the Applicable Margin for such day. "CD Rate" for any day shall mean for each Funding Segment of the CD Rate Portion corresponding to a proposed or existing CD Rate Funding Period the rate per annum determined by the Agent by adding

                           (A) the rate per annum (which shall be the same for
                  each day in such CD Rate Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the arithmetic average of the rates offered to the Reference Banks at or about 11:00 a.m., Eastern time, on the first day of such CD Rate Funding Period by dealers of recognized standing in negotiable certificates of deposit for the purchase at face value of negotiable certificates of deposit of major money center banks for delivery on such day in amounts comparable to such Funding Segment and having maturities comparable to such CD Rate Funding Period plus

                 (B) the Assessment Rate.

         "Assessment Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the maximum effective rate per annum payable by a depository institution insured by the Federal Deposit Insurance Corporation (or any successor) for such day as an assessment for insurance on Dollar time deposits, exclusive of any credit that is or may be allowed against such assessment on account of assessment payments made or to be made by such depository institution. The CD Rate shall be adjusted automatically as of the effective date of each change in the Assessment Rate. The CD Rate Option shall be calculated in accordance with the foregoing if any Lender is actually required to pay FDIC assessments or, if required to pay such assessments, is required to pay such assessments at the "Assessment Rate" as herein defined.

         The Agent shall give prompt notice to the Borrower and to the Lenders of the CD Rate determined or adjusted in accordance with the definition of CD Rate, which determination or adjustment shall be conclusive if made in good faith.

         (iii) Euro-Rate Option: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus, in each case, the Applicable Margin for such day. "Euro-Rate" for any day, as used herein, shall mean for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum determined by the Agent to be the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the rates per annum for deposits in Dollars offered to the Reference Banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period.

                  The Agent shall give prompt notice to the Borrower and to the Lenders of the Euro-Rate determined in accordance with the definition of the Euro-Rate, which determination shall be conclusive if made in good faith.

                  (b) Applicable Margins. The "Applicable Margin" and interest rate Option for any day shall mean the percentage set forth below:

             Interest Rate Option      Applicable Margin
             --------------------      -----------------
             Base Rate Option              0.000%
             CD Rate Option                0.625%
             Euro-Rate Option              0.500%




provided, however, that the Applicable Margin for each day on which the Borrower's Consolidated Leverage Ratio is equal to or greater than 1.45:1 (but less than or equal to 1.55:1) shall mean the percentage set forth below:

             Interest Rate Option       Applicable Margin
             --------------------       -----------------
             Base Rate Option              0.125%
             CD Rate Option                0.750%
             Euro-Rate Option              0.625%


                  (c) Funding Periods. At any time when the Borrower shall select, convert to or renew the CD Rate Option or the Euro-Rate Option to apply to any part of the Loans, the Borrower shall specify one or more periods (the "Funding Periods") during which each such Option shall apply, such Funding Periods being as set forth below:

Interest Rate Option                         Available Funding Periods
--------------------                         -------------------------

CD Rate Option                               30, 60, 90 or 180 days or such
                                             longer period as may be offered by
                                             all of the Lenders ("CD Rate
                                             Funding Period"); and

Euro-Rate Option                             One, two, three or six months or
                                             such longer period as may be
                                             offered by all of the Lenders
                                             ("Euro-Rate Funding Period");

provided, that:

                  (i) Each CD Rate Funding Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day;

                  (ii) Each Euro-Rate Funding Period shall begin on a Business Day, and the term "month", when used in connection with a Euro-Rate Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such Euro-Rate Funding Period, as determined in good faith by the Agent (which determination shall be conclusive);

                  (iii) The Borrower may not select a Funding Period that would end after the Revolving Credit Maturity Date; and

                  (iv) The Borrower shall, in selecting any Funding Period, allow for scheduled mandatory payments of the Loans.

         (d) Transactional Amounts. Every selection of, conversion from, conversion to or renewal of an interest rate Option and every payment or prepayment of any Loans shall be in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion of the Revolving Credit Loans shall be $1,000,000 and integral multiples thereof, and the aggregate principal amount of each Funding Segment of the CD Rate Portion or the Euro-Rate Portion of the Revolving Credit Loans shall be $5,000,000 and integral multiples of $1,000,000 thereof.

         (e) CD Rate or Euro-Rate Unascertainable; Impracticability. If

                  (i) on any date on which a CD Rate or a Euro-Rate would otherwise be set the Agent (in the case of clauses (A) or (B) below) shall have determined in good faith (which determination shall be conclusive absent manifest error) that:

                           (A) adequate and reasonable means do not exist for
                  ascertaining such CD Rate or Euro-Rate, or

                           (B) a contingency has occurred which materially and
                  adversely affects the secondary market for negotiable certificates of deposit maintained by dealers of recognized standing or the interbank eurodollar market, as the case may be, or

                  (ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive absent manifest error) that the making, maintenance or funding of any part of the CD Rate Portion or the Euro-Rate Portion has been made impracticable or unlawful by compliance by such Lender or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Agent or such Lender, as the case may be, may notify the Borrower of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrower to select, convert to or renew the CD Rate Option or Euro-Rate Option, as the case may be, shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrower (and any Lender giving such notice shall notify the Agent) of the Agent's or such Lender's determination in good faith (which determination shall be conclusive absent manifest error) that the circumstance giving rise to such previous determination no longer exist.

         If any Lender notifies the Borrower of a determination under subsection
(ii) of this Section 2.06(e), the CD Rate Portion or the Euro-Rate Portion, as the case may be, of the Loans of such Lender (the "Affected Lender") shall, subject to Section 2.12(b) hereof, automatically be converted to the Base Rate Option as of the last day of the then current Funding Period with respect to such Loans (in the case of a determination that the making, maintenance or funding of any CD Rate Portion or Euro-Rate Portion of such Loans is impracticable) and the last day on which the making, maintenance or funding of any CD Rate Portion or Euro-Rate Portion of such Loans is not unlawful (in the case of a determination that the making, maintenance or funding of any CD Rate Portion or Euro-Rate Portion of such Loans is unlawful) and accrued interest thereon shall be due and payable on such date.

         If at the time the Agent or a Lender makes a determination under subsection (i) or (ii) of this Section 2.06(e), the Borrower previously has notified the Agent that it wishes to select, convert to or renew the CD Rate Option or the Euro-Rate Option, as the case may be, with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the CD Rate Option or the Euro-Rate Option, as the case may be, with respect to such Loans or, in the case of a determination by a Lender, such Loans of such Lender.

         2.07. Conversion or Renewal of Interest Rate Options.

         (a) Conversion or Renewal. Subject to the provisions of Section 2.12(b) hereof, so long as no Event of Default or

Potential Default shall have occurred or be continuing hereunder, the Borrower may convert any part of its Loans from any interest rate Option or Options to one or more different interest rate Options and may renew the CD Rate Option or the Euro-Rate Option as to any Funding Segment of the CD Rate Portion or the Euro-Rate Portion:

                  (i) At any time with respect to conversion from the Base Rate Option; or

                  (ii) At the expiration of any Funding Period with respect to conversions from or renewals of the CD Rate Option or the Euro-Rate Option, as the case may be, as to the Funding Segment corresponding to such expiring Funding Period.

Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Agent Standard Notice setting forth the following information:

                  (w) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

                  (x) The principal amounts selected in accordance with Section 2.06(d) hereof of the Base Rate Portion and each Funding Segment of the CD Rate Portion and the Euro-Rate Portion, as the case may be, to be converted from or renewed;

                  (y) The interest rate Option or Options selected in accordance with Section 2.06(a) hereof and the principal amounts selected in accordance with Section 2.06(d) hereof of the Base Rate Portion and each Funding Segment of the CD Rate Portion and the Euro-Rate Portion, as the case may be, to be converted to; and

                  (z) With respect to each Funding Segment to be converted to or renewed, the Funding Period selected in accordance with Section 2.06(c) hereof to apply to such Funding Segment.

Standard Notice having been so provided, on and after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

                  (b) Failure to Convert or Renew. Absent payment of a Loan or due notice from the Borrower of conversion or renewal in the circumstances described in Section 2.07(a)(ii) hereof, any part of the CD Rate Portion or Euro-Rate Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Funding Period.

         2.08. Prepayments Generally. Whenever the Borrower desires or is required to prepay any part of its Loans, it shall provide Standard Notice to the Agent setting forth the following information:

                  (a) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

                  (b) The total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 2.08; and

                  (c) The principal amounts selected in accordance with Section 2.06(d) hereof of the Base Rate Portion and each part of each Funding Segment of the CD Rate Portion and the Euro-Rate Portion, as the case may be, to be prepaid.

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the CD Rate Portion and the Euro-Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

         2.09. Prepayments. (a) The Borrower shall have the right at its option from time to time to prepay its Revolving Credit Loans in whole or part without premium or penalty (subject, however, in the case of clause (iii) below, to Section 2.12(b) hereof):

                  (i) At any time (other than a time when Standard Notice requesting the making of Revolving Credit Loans bearing interest under the Euro-Rate Option has been given by the Borrower but such Loans have not yet been made) with respect to any part of the Base Rate Portion;

                  (ii) At the expiration of any Funding Period with respect to prepayment of the CD Rate Portion or the Euro-Rate Portion, as the case may be, with respect to any part of the Funding Segment corresponding to such expiring Funding Period; or

                  (iii) Prior to the expiration of any Funding Period with respect to prepayment of the CD Rate Portion or the Euro-Rate Portion, as the case may be, with respect to any part of the Funding Segment corresponding to such expiring Funding Period, upon payment of the indemnity payment set forth in Section 2.12(b) hereof.

         (b) All prepayments shall be made in accordance with Section 2.08 hereof.

         2.10. Interest Payment Dates. Interest on the Base Rate Portion shall be due and payable on the date of any conversion of all or part of the Base Rate Portion to a different interest rate Option, any prepayment of any part of the Base Rate Portion on the amount prepaid, and on each Regular Payment Date. Interest on each Funding Segment of the CD Rate Portion shall be due and payable on the last day of the corresponding CD Rate Funding Period and, if such CD Rate Funding Period is longer than 90 days, also every 90th day during such CD Rate Funding Period. Interest on each Funding Segment of the Euro-Rate Portion shall be due and payable on the last day of the corresponding Euro-Rate Funding Period and, if such Euro-Rate Funding Period is longer than three months, also on the last day of every third month during such Funding Period. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

         2.11. Pro Rata Treatment; Payments Generally.

         (a) Pro Rata Treatment. Each borrowing of Revolving Credit Loans hereunder and each conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest and fees due from the Borrower hereunder or under the Notes shall be applied, Pro Rata from and to each Lender, except for payments of agency and arrangement fees pursuant to Section 2.02(c) hereof, payments of interest involving an Affected Lender as provided in Section 2.06(e) hereof and payments to a Lender subject to a withholding deduction under Section 2.14(c) hereof. The failure of any Lender to make a Revolving Credit Loan shall not relieve any other Lender of its obligation to lend hereunder, but neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make a Revolving Credit Loan.

                  (b) Payments Generally. All payments and prepayments to be made by the Borrower in respect of principal, interest, fees, indemnity, expenses or other amounts due from the Borrower to the Agent for the account of the Lenders hereunder or under any Loan Document in Dollars shall be payable at 2:00 p.m., Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature, except for payments to a Lender subject to a withholding deduction under Section 2.14(c) hereof. Except for payments under Sections 2.12 and 9.06 hereof, such payments shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, and payments under Sections 2.12 and 9.06 hereof shall be made to the applicable Lender at such domestic account as it shall specify to the Borrower from time to time in funds immediately available at such account. Any payment or prepayment received by the Agent or such Lender after 2:00 p.m., Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders all such payments received by it from the Borrower as promptly as practicable after receipt by the Agent.

          (c) Interest on Overdue Amounts. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum based on a year of 365 or 366 days, as the case may be, and actual days elapsed (in the case of any Portion of Loans bearing interest at the Base Rate Option) and 360 days and actual days elapsed (in the case of any Portion of Loans bearing interest at the CD Rate Option or the Euro-Rate Option) which for each day shall be equal to the following:

                  (i) In the case of any part of the CD Rate Portion or Euro-Rate Portion of any Loans, (A) until the end of the applicable then-current Funding Period at a rate per annum 200 basis points above the rate otherwise applicable to such part, and (B) thereafter in accordance with the following clause (ii); and

                  (ii) In the case of any other amount due from the Borrower hereunder or under any Loan Document, 200 basis points above the then current Base Rate.

                  2.12. Additional Compensation in Certain Circumstances.

         (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law or change therein or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) adopted or made after the date hereof:

                  (i) subjects any Lender or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, commitment fee or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income or overall gross receipts of such Lender or such Notional Euro-Rate Funding Office imposed by the jurisdictions (federal, state and local) in which the Lender's principal office or Notional Euro-Rate Funding Office is located),

                  (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the CD Rate, the Euro-Rate, or the determination of additional interest pursuant to Section 2.12(c) hereof, as the case may be, hereunder),

                  (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender or any Notional Euro-Rate Funding Office, or (B) otherwise applicable to the obligations of any Lender or any Notional Euro-Rate Funding Office under this Agreement, or

                  (iv) imposes upon any Lender or any Notional Euro-Rate Funding Office any other condition or expense directly related to this Agreement, the Notes or its making, maintenance or funding of any Loan and the result of any of the foregoing is determined by any Lender to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon such Lender, any Notional Euro-Rate Funding Office or, in the case of clause (iii) hereof, any Person controlling a Lender, with respect to this Agreement, the Notes or the making, maintenance or funding of any Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender's or controlling Person's capital, taking into consideration such Lender's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender deems to be material (such Lender being deemed for this purpose to have made, maintained or funded each Funding Segment of the CD Rate Portion and the Euro-Rate Portion from a Corresponding Source of Funds), such Lender may from time to time promptly notify the Borrower of the amount determined in good faith (using any averaging and attribution methods) by such Lender (which determination shall be conclusive absent manifest error) to be necessary to compensate such Lender or such Notional Euro-Rate Funding Office for such increase, reduction or imposition. Each Lender will notify the Borrower and the Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 2.12 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Each Lender will furnish the Borrower and Agent with a statement setting forth in reasonable detail the basis, the manner of calculation and the amount of each request by such Lender for compensation from the Borrower under this Section 2.12. Such amount shall be due and payable by the Borrower to such Lender 20 days after such notice is given.

          (b) Funding Breakage. In addition to the compensation required under
Section 2.12(a) hereof, the Borrower shall indemnify each Lender against any loss or expense (including loss of margin) which such Lender has incurred as a consequence of:

                  (i) any payment, prepayment or conversion of any part of any Funding Segment of any CD Rate Portion or Euro-Rate Portion of the Loans on a day other than the last day of the corresponding Funding Period (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due),

                  (ii) any attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or in part any notice stated herein to be irrevocable (the Agent having in its sole discretion the options (A) to give effect to such attempted revocation provided that indemnity under this Section 2.12(b) is obtained or (B) to treat such attempted revocation as having no force or effect, as if never made), or

                  (iii) any default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or the Notes, including without limitation any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, commitment fee, facility fee or any other amount due hereunder or under any Note.

          If any Lender sustains or incurs any such loss or expense it shall from time to time notify the Borrower and the Agent in writing setting forth in reasonable detail the amount determined in good faith by such Lender (which determination shall be conclusive absent manifest error) to be necessary to indemnify such Lender for such loss or expense. Such amount shall be due and payable by the Borrower to the Agent for the account of such Lender, 20 days after such notice is given.

                  (c) Additional Interest. (i) So long as any Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including loans made with reference to the CD Rate, such Lender may require the Borrower to pay, but only in respect of any period during which such reserves shall actually be maintained by such Lender, additional interest on the unpaid principal amount of the CD Rate Portion of the Loans, at an interest rate per annum equal at all times during each CD Rate Funding Period to the difference obtained by subtracting (A) the CD Rate for such CD Rate Funding Period from (B) the rate obtained by dividing such CD Rate referred to in clause (A) above by that percentage equal to 100% minus the CD Rate Reserve Percentage of such Lender for such CD Rate Funding Period.

                  (ii) So long as any Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, such Lender may require the Borrower to pay, but only in respect of any period during which such reserves shall actually be maintained by such Lender, additional interest on the unpaid principal amount of the Euro-Rate Portion of the Loans, at an interest rate per annum equal at all times during each Euro-Rate Funding Period to the difference obtained by subtracting (A) the Euro-Rate for such Euro-Rate Funding Period from (B) the rate obtained by dividing such Euro-Rate referred to in clause (A) above by that percentage equal to 100% minus the Euro-Rate Reserve Percentage of such Lender for such Euro-Rate Funding Period.

                  (iii) If any Lender shall claim entitlement to any additional amount pursuant to this Section 2.12(c), then such Lender shall deliver to the Borrower a certificate setting forth the basis for the determination thereof as promptly as practicable. More than one such certificate may be so delivered. Each such certificate shall be conclusive and binding for all purposes as to the amount due absent manifest error. The Borrower shall pay to such Lender the amount shown as due on any such certificate within 20 days after its receipt of the same.

         2.13. HLT Classification. The Agent shall promptly give notice to the Borrower and each Lender if at any time

         (a) the Agent determines in its reasonable judgment (based upon any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law), now existing or hereafter adopted), that any portion of the Loans under this Agreement should be classified as a "highly leveraged transaction" (or any similar or successor classification then in effect) (an "HLT Classification"),

         (b) the Agent is informed by any Governmental Authority that any portion of the Loans under this Agreement are or should be subject to HLT Classification, or

         (c) any Lender is informed by any Governmental Authority that any portion of the Loans under this Agreement contemplated hereby are or should be subject to HLT Classification, and such Lender in its discretion gives notice of such fact to the Agent.

In such event the parties hereto shall commence negotiations in good faith with a view to agreeing on revised interest rates, fees and other terms and conditions hereof, consistent with then-current market requirements for transactions subject to HLT Classification. If the parties hereto fail to agree on such matters in their respective absolute discretion within 30 days of the notice given by the Agent referred to above, then the Agent, acting at the request of the Required Lenders, may give a further notice to the Borrower, and effective as of the date of such further notice (i) each Applicable Margin set forth in Section 2.06(b) hereof shall be increased by 2.50%, and (ii) the percentage applicable to calculation of the Revolving Credit Commitment Fee in
Section 2.02(a) hereof shall be increased by .250%. Except as set forth above, this Agreement shall remain in full force and effect.

         2.14 Taxes.

         (a) Payments Net of Taxes. All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding

                  (i) in the case of the Agent and each Lender, income or franchise taxes imposed on the Agent or such Lender by the jurisdiction under the laws of which the Agent or such Lender is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between such Lender and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

                  (ii) in the case of each Lender, income or franchise taxes imposed by any jurisdiction in which such Lender's lending offices which make or book Loans are located or any political subdivision or taxing authority thereof or therein

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable to the Agent or any Lender under this Agreement or any other Loan Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

          (b) Indemnity. The Borrower hereby indemnifies the Agent and each of the Lenders for the full amount of all Taxes attributable to payments by or on behalf of the Borrower hereunder or under any of the other Loan Documents, any such Taxes paid by the Agent or such Lender, as the case may be, any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by the Agent or such Lender as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days from the date such Lender or the Agent, as the case may be, makes written demand therefor.

          (c) Withholding and Backup Withholding. Each Lender that is incorporated or organized under the laws of any jurisdiction other than the United States or any State thereof agrees that, on or prior to the Closing Date (or, with respect to any Lender which becomes a party to this Agreement pursuant to Section 9.14 hereof, the Transfer Effective Date), it will furnish to the Borrower and the Agent

                  (i) two valid, duly completed copies of United States Internal Revenue Service Form 4224 or United States Internal Revenue Form 1001 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, and

                  (ii) a valid, duly completed Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax.

Each Lender which so delivers to the Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9 applicable forms (the "Forms") agrees to deliver to the Borrower and the Agent two further copies of the Forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Agent, certifying in the case of a Form 1001 or Form 4224 that such Lender is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any changes in Law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax. Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to pay any additional amounts pursuant to this
Section 2.14 or pursuant to Section 2.12 if the obligation to pay such additional amounts would not have arisen but for the failure by any Lender to comply with its obligations hereunder, or if such Lender shall have delivered the appropriate Forms and such Lender is not entitled to exemption from deduction or withholding of U.S. federal income tax in respect of payments made by the Borrower hereunder for any reason other than a change in U.S. law or regulations or in the official interpretation thereof after the date of delivery of such Forms.

         2.15. Funding by Branch, Subsidiary or Affiliate.

         (a) Notional Funding. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the Euro-Rate Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Such Lender shall deem any part of the Euro-Rate Portion of the Loans or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 2.06(e)(ii) hereof or would lessen compensation payable by the Borrower under Sections 2.12(a) or 2.14(b) hereof, and provided that such Lender determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Loans, such Lender or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by such Lender without regard to such Lender's actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.

         (b) Actual Funding. Each Lender shall have the right from time to time to make or maintain any part of the Euro-Rate Portion by arranging for a branch, subsidiary or affiliate of such Lender to make or maintain such part of the Euro-Rate Portion.

Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or
(ii) request the Borrower to issue one or more promissory notes in the principal amount of such Euro-Rate Portion, in substantially the form attached hereto as Exhibit A with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to the Borrower. The Borrower agrees to comply promptly with any request under subsection (ii) of this Section 2.15(b). If any Lender causes a branch, subsidiary or affiliate to make or maintain any part of the Euro-Rate Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Euro-Rate Portion and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the Euro-Rate Portion were made or maintained and such note were a Revolving Credit Note payable to such Lender's order.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants to the Agent and each Lender as follows:

         3.01. Corporate Status. The Borrower and each Subsidiary thereof (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage; and (c) is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary, except for matters that, individually or in the aggregate, could not have a Material Adverse Effect. Schedule 3.01 hereof states as of the date hereof the jurisdiction of incorporation of the Borrower and each Subsidiary.

         3.02. Corporate Power and Authorization. The Borrower has the corporate power to execute, deliver and perform the Loan Documents to be executed by it, has the power to borrow hereunder and has taken all necessary corporate action and obtained all necessary consents and approvals to authorize the borrowings hereunder on the terms and conditions of this Agreement, has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to be executed by it. No consent or approval of stockholders of the Borrower generally, no consent or approval of any landlord or mortgagee, and no waiver of any Lien of right or distraint or other similar right, is or will be required in connection with the execution, delivery or performance by it, or the validity, enforcement or priority, of the Loan Documents to be executed by it.

         3.03. Execution and Bindinq Effect. This Agreement and each other Loan Document to which the Borrower is a party has been, or upon its execution and delivery will be, duly executed and delivered by the Borrower and each constitutes, or upon its execution and delivery will constitute, the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which questions the validity or the enforceability of any of the Loan Documents.

         3.04. Governmental Approvals and Filings. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary or advisable in connection with execution and delivery of this Agreement or any other Loan Document, consummation by the Borrower of the transactions herein or therein contemplated, or performance of or compliance with the terms and conditions hereof or thereof. Neither the Borrower nor any Subsidiary thereof is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any Federal or state statute or regulation limiting the Borrower's ability to incur Indebtedness for money borrowed. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         3.05. Absence of Conflicts. The execution and delivery by the Borrower of this Agreement and each other Loan Document to which it is a party and performance by it hereunder and thereunder, will not violate any Law (including, without limitation, Regulations G, U, T and X of the Federal Reserve Board) and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or its certificate of incorporation or by-laws or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which it is a party (by successor in interest or otherwise), or by which it is bound or any of its properties or assets is affected, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Borrower or any of its Subsidiaries.

         3.06. Audited Financial Statements. The Borrower has heretofore furnished to the Agent and each Lender consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 1990 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal year then ended, as examined and reported on by Ernst & Young, independent certified public accountants for the Borrower, who delivered an unqualified opinion in respect thereof. Such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its consolidated Subsidiaries as of the end of each such fiscal year and the results of their operations and their cash flows for the fiscal years then ended, all in conformity with GAAP.

         3.07. Absence of Undisclosed Material Liabilities. Except as disclosed in writing by the Borrower to the Lenders and except as to the possible effect of the application of FAS 106, neither the Borrower nor any Subsidiary of the Borrower has any liability or obligation of any nature whatever (including without limitation Environmental Matters) which, to the knowledge of any Responsible Officer, will more likely than not have a Material Adverse Effect. As of September 30, 1991, neither the Borrower nor any Subsidiary of the Borrower has any Indebtedness other than the Indebtedness of the Borrower and its Subsidiaries set forth on Schedule 3.07 hereto.

         3.08. Absence of Material Adverse Change. Except as to the possible effect of the application of FAS 106, since December 31, 1990, there has been no change in the business, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole which is likely to have a Material Adverse Effect.

         3.09. Accurate and Complete Disclosure. The Borrower has furnished to the Lenders copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1990, its Quarterly Report on Form 10-Q for the quarter ended June 30, 1991 and its Annual Report for the year ended December 31, 1990. None of such documents contains any untrue statement of a material fact or omits to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances in which it was provided.

         3.10. Margin Regulations. No part of the proceeds of any Loan hereunder will be used for the purpose of buying or carrying any "margin stock", as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, except margin stock issued by the

Borrower, or to extend credit to others for the purpose of buying or carrying any "margin stock." Neither the Borrower nor any Subsidiary thereof is engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock." Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

         3.11. Subsidiaries. Schedule 3.11 hereof states as of the Closing Date each Subsidiary of the Borrower and the percentage of outstanding shares owned by the Borrower and by each Subsidiary. The outstanding shares of each Subsidiary of the Borrower have been duly authorized and validly issued and are fully paid and nonassessable. The Borrower and each Subsidiary thereof owns beneficially and of record and has good title to all of the shares represented by the ownership percentage shown in such Schedule 3.11, free and clear of any Lien. There are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or otherwise) which may in any circumstances now or hereafter obligate any Subsidiary to issue any shares of its capital stock or any other securities. As of the Closing Date, no Subsidiary has outstanding any class of preferred stock or any class of common stock with a prior right to dividends.

          3.12. Partnerships, etc. As of the Closing Date, neither the Borrower nor any Subsidiary thereof is a partner (general or limited) of any partnership, is a party to any joint venture or owns (beneficially or of record) any material equity or similar interest in any Person (including but not limited to any interest pursuant to which the Borrower or such Subsidiary has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person), except for the partnership interests set forth in Schedule 3.12 hereof.

         3.13. Litigation. Except as disclosed in writing by the Borrower to the Lenders, there is no pending or (to the Borrower's knowledge) threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower, which will more likely than not, individually or in the aggregate, have a Material Adverse Effect.

         3.14. Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

         3.15. Insurance. The policies, binders or self-insurance programs for fire, liability, product liability, worker's compensation, vehicular and other insurance currently held by or on behalf of the Borrower and each Subsidiary thereof insure its properties and business activities against such losses and risks as are adequate to protect its properties in accordance with customary industry practice when entered into or renewed. To the best knowledge of the Borrower, all such policies, binders and self-insurance programs are in full force and effect. Neither the Borrower nor, to the best knowledge of the Borrower, any of its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, to the best knowledge of the Borrower, no such improvements or expenditures are required. Neither the Borrower nor, to the best knowledge of the Borrower, any of its Subsidiaries has received notice of cancellation of any material insurance policy or binder.


         3.16. Title to Properties. Except where the failure to possess good and marketable title in fee simple or good title, as the case may be, would not have a Material Adverse Effect, the Borrower and each Subsidiary thereof has good and marketable title in fee simple to all real property owned or purported to be owned by it and necessary for the operation of its business and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section 3.06 hereof or submitted pursuant to
Section 5.01(a) hereof, as the case may be (except as sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet or, after the Closing Date, as otherwise expressly permitted by the Loan Documents) in each case free and clear of all Liens, other than Liens permitted by Section
6.02 hereof.

         3.17. Intellectual Property. The Borrower and each Subsidiary thereof owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.

         3.18. Taxes. Consolidated federal income tax returns for the Borrower and its domestic Subsidiaries have been examined by the IRS for all years up to and including the year ended December 31, 1987. The Borrower and each of its Subsidiaries have filed or caused to be filed all federal, state and local tax returns which, to the knowledge of any Responsible Officer of the Borrower, are required to be filed and have paid or caused to be paid all taxes as shown on such returns or on any assessment received by it or by any of them, to the extent that such taxes have become due, except any such tax or assessment the validity of which is being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary of the Borrower, as appropriate, has set aside on its books adequate reserves to the extent the Borrower or any Subsidiary of the Borrower and a nationally recognized independent certified public accountant believes such reserves are necessary. To the extent that the Borrower in good faith believes is necessary, the Borrower and its Subsidiaries have set up reserves which are believed by the Borrower to be adequate for the payment of additional taxes. All assessed deficiencies resulting from examinations by the IRS up to and including the year ended December 31, 1987 have been discharged, reserved against or will not impair the Borrower's ability to repay the Loans.

         3.19. Employee Benefits. (a) No borrowing contemplated by this Agreement is a transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code or a civil penalty assessed pursuant to Section 502(i) of ERISA (assuming that monies other than monies representing plan assets are borrowed hereunder). Neither the Borrower, any of its Subsidiaries nor any other Person, including any fiduciary, has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Benefit Plans, the Borrower, or any Subsidiary (or any entity which they have an obligation to indemnify) to any tax or penalty imposed under 4975 of the Code or Section 502(i) of ERISA or any other material liability under a foreign law of similar nature which alone or together with any other item described in this Section 3.19 would have a Material Adverse Effect.

         (b) Neither the Borrower nor any of its Subsidiaries (including any member of their respective Controlled Group) (i) has incurred or expects to incur any liability under Title IV of ERISA or Section 502(g) of ERISA or any analogous provision relating to Section 515 of ERISA or (ii) has become subject or expects to be subject to the lien described in Section 412(n) of the Code, which alone or together with any other item described in this Section 3.19 would have a Material Adverse Effect.

         (c) The Pension Plans do not have an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. No Pension Plan has benefit liabilities as defined in Section 4001(a)(16) of ERISA which exceed the assets of such Pension Plan by such an amount that the termination of such Pension Plan alone or together with any other item described in this Section would have a Material Adverse Effect. The Borrower has received a favorable determination letter from the IRS with respect to all Pension Plans except for such Pension Plans with respect to which the failure to receive such a favorable determination would not alone or together with any other item described in this Section 3.19 have a Material Adverse Effect and nothing has happened since the date of such letter that has adversely affected such qualification. There is no Lien outstanding or security interest given in connection with a Pension Plan or under Title IV of ERISA which would exceed the percentage limitations of Section 6.02(g) hereof. As of the date hereof, the Borrower has filed all required notices with respect to any terminated Benefit Plans subject to Title IV of ERISA, no objections relating to any such termination by the IRS or the PBGC are pending and the time period for making such objections has lapsed.

          (d) Neither the Borrower nor any of its Subsidiaries (including any member of their respective Controlled Group) is in default in any material respect under any Benefit Plan and all Benefit Plans are administered in accordance with their terms and are in all material respects in compliance with all applicable Laws, except where any such default or failure to comply would not alone or together with any other item described in this Section 3.19 have a Material Adverse Effect.

         3.20 Environmental Matters

         (a) The Borrower and each Subsidiary of the Borrower, to its knowledge, has been operated in compliance with all applicable Requirements of Law, except for matters which, individually or in the aggregate, are not likely to have a Material Adverse Effect.

         (b) The Borrower and each Subsidiary of the Borrower, to its knowledge, has not received notice from any governmental authority that any of them is a potentially responsible party under any Requirements of Law at any disposal site containing Hazardous Materials, nor received any notice that any lien under any Requirements of Law against any property of the Borrower or Subsidiary of the Borrower exists, except for matters which, individually or in the aggregate, are not likely to have a Material Adverse Effect.

                                   ARTICLE IV
                              CONDITIONS OF LENDING

          4.01. Conditions to Initial Loans. The obligation of each Lender to make Loans on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions precedent, in addition to the conditions precedent set forth in Section 4.02 hereof:

                  (a) Agreement; Notes. The Agent shall have received executed counterparts of this Agreement for each Lender, duly executed by the Borrower, the Agent and each Lender, and executed Revolving Credit Notes conforming to the requirements hereof, duly executed on behalf of the Borrower.

                  (b) Corporate Proceedings. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary or Assistant Secretary of the Borrower dated as of the Closing Date as to (i) true copies of the articles of incorporation and by-laws (or other constituent documents) of the Borrower in effect on such date, (ii) true copies of all corporate action taken by the Borrower relative to this Agreement and the other Loan Documents and
         (iii) the incumbency and signature of the respective officers of the Borrower executing this Agreement and the other Loan Documents to which the Borrower is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a copy for each Lender, certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than 30 days before the Closing Date showing the good standing of the Borrower in its state of incorporation.

                  (c) Financial Statements. The Agent shall have received, with a counterpart for each Lender, copies of the consolidated financial statements referred to in Section 3.06 hereof.

                  (d) Legal Opinion of Counsel to the Borrower. The Agent shall have received, with an executed counterpart for each Lender, an opinion addressed to the Agent and each Lender, dated the Closing Date, of John
         E. Besser, Esquire, General Counsel of the Borrower, in the form attached hereto as Exhibit C.

                  (e) Fees, Expenses, etc. All fees and other compensation required to be paid to the Agent or the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

                  (f) Additional Matters. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Agent and each Lender.

         4.02. Conditions to All Loans. The obligation of each Lender to make any Loan (including the initial Loans) are subject to performance by the Borrower of its obligations to be performed hereunder or under the other Loan conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:

                  (a) Notice. Appropriate notice of such Loan shall have been given by the Borrower as provided in Article II hereof.

                  (b) Representations and Warranties. Each of the representations and warranties made by the Borrower herein shall be true and correct in all material respects on and as of such date as if made on and as of such date (except with respect to representations and warranties which specifically refer to an earlier date, which shall be true and correct in all material respects as of such earlier date), both before and after giving effect to the Loans requested to be made on such date.

                  (c) No Defaults. No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

                  (d) No Violations of Law, etc. Neither the making nor use of the Loans shall cause any Lender to violate or conflict with any Law.

Each request by the Borrower for any Loan shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 4.02 have been satisfied as of the date of such request. Failure of the Agent to receive notice from the Borrower to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 4.02 have been satisfied as of the date such Loan is made.

                                    ARTICLE V
                             AFFIRMATIVE COVENANTS

         The Borrower hereby covenants to the Agent and each Lender as follows:

         5.01. Basic Reporting Requirements.

         (a) Annual Audit Reports. The Borrower shall deliver to the Agent, with a copy for each Lender, as soon as available, but in any event within 90 days after the last day of each of its fiscal years, a consolidated balance sheet of the Borrower as at such last day of the fiscal year, and the related consolidated statement of income, consolidated statement of changes in common shareholders equity and consolidated statement of cash flows for such fiscal year, each prepared in accordance with GAAP (except as required by any change in accounting principles or concurred in by the Borrower's independent certified public accountants), in reasonable detail, and, as to the financial statements, certified without qualification (other than relating to a change in accounting principles with which such accountants concur and other than any other qualification which the Agent and the Required Lenders deem, in their reasonable judgment, to be immaterial) by Ernst & Young or another firm of independent certified public accountants satisfactory to the Agent as fairly presenting the financial position at year end and the consolidated results of operations of the Borrower consolidated for the year ending on such date and as having been prepared in accordance with GAAP.

          (b) Quarterly Consolidated Reports. The Borrower shall deliver to the Agent, with a copy for each Lender, as soon as available, but in any event within 60 days after the end of each of the Borrower's fiscal quarterly periods, a consolidated balance sheet of the Borrower as of the last day of such quarter and consolidated statement of income, consolidated statement of changes in common shareholders' equity and consolidated statement of cash flows, for such quarter, and on a comparative basis figures for the corresponding period of the immediately preceding fiscal year, all in reasonable detail, each such statement to be certified in a certificate of a Responsible Officer of the Borrower, as the case may be, as fairly presenting the financial position and the consolidated results of operations of the Borrower consolidated for such quarter and as having been prepared in accordance with GAAP for interim financial statements (subject to customary year-end audit adjustments).

          (c) Quarterly Compliance Certificates. The Borrower shall deliver to the Agent, with a copy for each Lender, a Quarterly Compliance Certificate in substantially the form set forth as Exhibit D hereto, duly completed and signed by a Responsible Officer of the Borrower concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section 5.01.

         (d) Other Financial Statements. The Borrower shall deliver to the Agent, with a copy for each Lender, for each Subsidiary and Subsidiary Investment which is subject to any restriction on its ability to make Stock Payments in respect of its capital stock (except for restrictions applicable to corporations generally in such entity's place of incorporation) and in which there has been an investment of cash or assets since the Closing Date, as soon as possible but in any event within 90 days after the end of each fiscal year, a certificate, duly executed by a Responsible Officer of the Borrower, as to amount of the Borrower's investment, direct or indirect, in each Subsidiary and Subsidiary Investment, together with a balance sheet and an income statement for each Subsidiary subject to any such restriction.

         (e) Certain Other Reports and Information. Promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent, with a copy for each Lender, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto), and (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower to its stockholders or bondholders.

          (f) Further Information. The Borrower will promptly furnish to the Agent, with a copy for each Lender, such other information and in such form as the Agent or any Lender may reasonably request from time to time.

          (g) Notice of Certain Events. Promptly upon becoming aware of any of the following, the Borrower shall give the Agent notice thereof, together with a written statement of a Responsible Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower:

                  (i) Any Event of Default or Potential Default.

                  (ii) Any material correspondence with the PBGC, the Secretary of Labor or any representative of the IRS with respect to any Benefit Plan or Pension Plan, relating to an actual or threatened change or development which would have a Material Adverse Effect; and copies of any notices from the PBGC to the Borrower with respect to the intent of the PBGC to institute involuntary proceedings.

                  (iii) Any Environmental Claim pending or threatened against the Borrower or any Subsidiary of the Borrower, which Environmental Claim, if adversely resolved, individually or in the aggregate, could have a Material Adverse Effect; provided, however, that no such notice is required to be given with respect to any Environmental Claim if the Borrower reasonably determines that its liability, if any, with respect to such Environmental Claim will not exceed $1,000,000.

         (h) Visitation; Verification. The Borrower shall, and shall cause each of its Subsidiaries to, permit the Lenders to make or cause to be made, reasonable inspections of any of its books, records and papers and to make extracts therefrom and copies thereof, or to make reasonable inspections and examinations of any of its properties and facilities, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the principal officers of the Borrower and with the Borrower's independent accountants, all at all such reasonable times and as often as any Lender may reasonably require, in order to assure that the Borrower and its Subsidiaries are and will be in compliance with their respective obligations under the Loan Documents or to evaluate the Lenders' investment in the then outstanding Notes.

          The Agent shall promptly deliver to each Lender copies of all notices, financial statements and other information received pursuant to this Section 5.01.

          5.02. Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain, at its expense, and keep in effect with responsible insurance companies, such liability insurance for bodily injury and third party property damage as is customary in the case of corporations engaged in the same or similar business or having similar properties, similarly situated. The Borrower shall, and shall cause each of its Subsidiaries to, keep and maintain, at its expense, its real and personal property insured against loss or damage by fire, theft, explosion, spoilage, and all other risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount equal to the full replacement or cash value thereof, subject to deductible amounts which the Borrower, in its reasonable judgment, deems prudent.

         5.03. Payment of Taxes and Other Potential Charges and Priority Claims. Except for situations where the failure to pay or discharge would not have a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, pay or discharge

                  (a) on or prior to the date on which penalties are imposed by a taxing authority with respect thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

                  (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

                  (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced the Borrower or such Subsidiary need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, (y) such reserves or other appropriate provisions as are required by GAAP shall have been made therefor, and (z) such failure will not have a Material Adverse Effect.

         5.04. Preservation of Corporate Status. The Borrower shall, and shall cause each of its Subsidiaries to, do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its corporate existence, permits and franchises, and use its best efforts to comply with all Laws (including without limitation environmental Laws) applicable to it except where such noncompliance could not have Material Adverse Effect; provided, however, that nothing in this Section 5.04 shall prevent the abandonment or termination of the Borrower's authorization to do business in any foreign jurisdiction or of the corporate existence, rights and franchises of any Subsidiary of the Borrower if such abandonment or termination is in the interest of the Borrower and not disadvantageous in any material respect to the Lenders.

          5.05. Governmental Approvals and Filings. The Borrower shall, and shall cause each Subsidiary to, keep and maintain in full force and effect all Governmental Actions necessary, if any, in connection with execution and delivery of any Loan Document, consummation of the transactions hereon or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

          5.06. Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it which are necessary for the effective conduct of its business and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that they are able to serve the functions for which they are currently being used.

         5.07. Avoidance of Other Conflicts. The Borrower shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with its articles of incorporation or by-laws (or other constituent documents) except for matters which, individually or in the aggregate could not have a Material Adverse Effect.

         5.08. Financial Accounting Practices. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in accordance with normal business practice.

         5.09. Use of Proceeds. The Borrower shall apply the proceeds of Loans hereunder for general corporate purposes. The Borrower shall not use the proceeds of any Loans hereunder directly or indirectly for any unlawful purpose or in any manner inconsistent with any other provision of any Loan Document.

         5.10. Continuation of or Change in Business. Neither the Borrower nor any Subsidiary shall engage in any line of business if as a result thereof the business of the Borrower and its Subsidiaries taken as a whole would be substantially different from what it was at December 31, 1990 as described in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

         5.11. Consolidated Tax Return. The Borrower shall not, and shall not suffer any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the Borrower and its Subsidiaries.

         5.12. ERISA. The Borrower shall, and shall cause each of its Subsidiaries incorporated in the United States to

                  (a) comply with all applicable provisions of ERISA now and hereafter in effect, non-compliance with which would have a Material Adverse Effect; and

                  (b) as soon as possible and, in any event, within 10 days after the Borrower knows or has reason to know that a Reportable Event has occurred with respect to a Pension Plan, that a transaction prohibited under ERISA or the Code has occurred resulting in a material liability to a Benefit Plan, the Borrower or any of its Subsidiaries (or any entity which they have an obligation to indemnify), that an accumulated funding deficiency has been incurred or an application is to be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard with respect to an accumulation funding deficiency of $100,000 or more, that a failure to make timely contributions to a Pension Plan may give or has given rise to a lien in a material amount, that an amendment to a Pension Plan may require or requires the granting of a security interest in a material amount, that proceedings are likely to be or have been instituted to terminate a Pension Plan, or that the Borrower, any of its Significant Subsidiaries or a member of their respective Controlled Group will or may incur any material liability under Section 502(g) or any analogous provision relating to Section 515 or Title IV of ERISA, the Borrower will deliver to the Lenders a certificate of a financial officer setting forth details as to such occurrence and action, if any, which the Borrower, such Subsidiary or the respective member of their Controlled Group is required or proposes to take, together with any notices required or proposed to be filed with or by the Borrower, such Subsidiary or the member of their respective Controlled Group, the PBGC or the plan administrator with respect thereto. For purposes of this Section, an item is material if alone or taken with any other item in this Section, it results in a liability of $1,000,000 or more. Copies of any notices required to be delivered to the Lenders hereunder shall be delivered not later than 10 days after the later of the date such notice has been filed with the IRS or the PBGC or received by the Borrower, any of its Subsidiaries or members of their respective Controlled Group. Upon the request of the Agent or any of the Lenders made from time to time, the Borrower will deliver a copy of the most recent actuarial report and annual report completed with respect to any Benefit Plan and any other financial information the Borrower has with respect to the Benefit Plan.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

                  The Borrower hereby covenants to the Agent and each Lender as follows:

                  6.01. Financial Covenants.

                  (a) Consolidated Current Ratio. The Consolidated Current Ratio shall not at any time be less than 1.40:1.

                  (b) Consolidated Leverage Ratio. The Consolidated Leverage Ratio shall not at any time exceed 1.55:1.

                  (c) Consolidated Net Worth. Consolidated Net Worth shall not at any time be less than $120,000,000 plus 50% of the Borrower's after-tax consolidated net income for each fiscal year beginning after December 31, 1991 (but without deduction for any fiscal year in which consolidated net income is a negative amount), with the annual adjustments to be applicable as of December 31, 1992 and as of the end of each subsequent fiscal year.

                  6.02. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly incur, create, assume or permit to exist any mortgage, pledge, security interest, lien, charge or other encumbrance of any nature whatsoever (including conditional sales or other title retention agreements) on any of its property or assets, whether owned at the date hereof or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except:

         (a) liens incurred or pledges and deposits made in connection with workers' compensation, unemployment insurance, old-age pensions, social security and public liability and similar legislation;

         (b) liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(c) statutory liens of landlords and other liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens, incurred in good faith in the ordinary course of business;

(d) liens securing the payment of taxes, assessments and governmental charges or levies, either (1) not delinquent, or (2) being contested in good faith by appropriate proceedings;

(e) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value of the property or assets of the Borrower or such Subsidiary, as the case may be, or impair the use of such property in the operation of its business;

(f) purchase money liens on real property or equipment (which are filed against the real property or equipment within 180 days of purchase) that do not exceed 100% of the fair market value of the related property; and

(g) other liens (including ERISA Liens) that in the aggregate do not exceed 15% of the book value (computed in accordance with GAAP) of all properties and assets of the Borrower and its Subsidiaries at the end of the preceding fiscal year.

                  6.03. Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, at any time create, incur, assume or suffer to exist or have outstanding any Indebtedness other than:

(a)      Indebtedness of the Borrower hereunder or under the Notes;

(b)      the Senior Notes;

(c) Indebtedness of the Borrower which constitutes extensions, renewals or replacements on substantially the same terms and conditions (and does not increase the amount outstanding) of (a) and (b) above; and

(d)      additional Indebtedness of the Borrower and its Subsidiaries;

provided, however, that (i) the total Indebtedness of the Borrower's Subsidiaries shall not at any time exceed $50,000,000, and (ii) the total Indebtedness of the Borrower's domestic Subsidiaries shall not at any time exceed $10,000,000 (excluding from the calculation thereof any pre-existing Indebtedness of a newly-acquired domestic Subsidiary for a period not exceeding 30 days after the acquisition of such domestic Subsidiary if, on each day from and including the date of any such acquisition until payment of such pre-existing Indebtedness, the Borrower or such domestic Subsidiary has in place a committed credit facility acceptable to the Agent which is sufficient to permit the Borrower or such domestic Subsidiary to borrow sufficient funds to repay such Indebtedness and comply with the limitations on Indebtedness set forth in this Section 6.03).

          6.04. Limitation on Restrictions on Dividends by Subsidiaries, etc. The Borrower shall not permit any Subsidiary or other entity in which the Borrower or any Subsidiary has an equity investment (a "Subsidiary Investment") to be or become subject to any restriction (except restrictions applicable to corporations generally), whether arising by agreement, by its articles of incorporation, by-laws or other constituent documents of such Subsidiary or Subsidiary Investment or otherwise, on the right of such Subsidiary or Subsidiary Investment from time to time to (w) declare and pay Stock Payments with respect to capital stock owned by the Borrower or any Subsidiary, (x) pay any obligations from time to time owed to the Borrower or any Subsidiary, or (y) make loans or advances to the Borrower or any Subsidiary, or (z) transfer any of its properties or assets to the Borrower or any Subsidiary; provided, however, that such restrictions may be permitted with respect to any Subsidiary or Subsidiary Investment in which the Borrower or a Subsidiary directly or indirectly owns less than 80% of the Voting Stock and in which the Borrower's or such Subsidiary's cumulative investment since the Closing Date (in terms of cash invested in and/or assets contributed to the entity) (i) individually is less than 10% of the book value of the assets of the Borrower and its consolidated subsidiaries, and (ii) when taken together with all such Subsidiaries and Subsidiary Investments subject to any such restrictions in which the Borrower or a Subsidiary directly or indirectly owns less than 80% of the Voting Stock, is less than 15% of the book value of the assets of the Borrower and its consolidated Subsidiaries.

         6.05. Mergers; Acquisitions. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consolidate with or merge into any Person or permit any Person to merge into it; provided, however, that (a) any Subsidiary of the Borrower may be merged into the Borrower or any wholly-owned Subsidiary of the Borrower, (b) the Borrower or any Subsidiary of the Borrower may merge or consolidate with another Person or business, if the Borrower or such Subsidiary, as the case may be, is the surviving corporation,
(c) the Borrower or any

Subsidiary of the Borrower may consolidate with another Person in a transaction where the Borrower or Subsidiary is not the surviving corporation if (i) the continuing or surviving entity shall assume in writing all of the Obligations of the Borrower under this Agreement and the Notes, (ii) the continuing or surviving entity shall not, immediately after such merger or consolidation, be in default of any of the Borrower's obligations under this Agreement or the Notes, (iii) the continuing or surviving entity shall be a corporation organized under the laws of the United States of America or any state thereof, (iv) after giving effect to such consolidation or merger no Potential Default or Event of Default would then exist and (v) such consolidation or merger shall not have a Material Adverse Effect.

         6.06. ERISA Obligations. Except for matters which are not likely to have a Material Adverse Effect, neither the Borrower nor any Subsidiary shall at any time

                  (a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code or described in Section 406 of ERISA;

                  (b) fail timely to make any required installment to a Pension Plan such that a lien could arise under Section 412(n) of the Code or
         Section 302(f) of ERISA;

                  (c) permit the incurrence of any "accumulated funding deficiency" as such term is defined in Section 302(a)(2) of ERISA and
         Section 412(a) of the Code with respect to a Pension Plan, whether or not waived or extended;

                  (d) permit the occurrence of any "reportable event" with respect to a Pension Plan as such term is defined in Section 4043 of ERISA;

                  (e) become obligated to contribute to any "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA;

                  (f) amend any Pension Plan such that security would have to be provided to such Pension Plan under Section 401(a)(29) of the Code; or

                  (g) permit any Pension Plan to be terminated other than in a "standard termination" as defined in Section 4041(b) of ERISA.

         6.07. Leases. The Borrower shall not, and shall not permit any Subsidiary to, at any time enter into or suffer to remain in effect any lease, as lessee, of any property, or agree, become or remain liable (contingently or otherwise) to any of the foregoing, except leases which on any date in the aggregate will not result in the payment or accrual by the Borrower and its Subsidiaries of a total of more than 15% of the book value (computed in accordance with GAAP) of all properties and assets of the Borrower and its consolidated Subsidiaries in the twelve month period after such date.

          6.08. Disposition of Properties. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, except in the ordinary course of business, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, any of its properties, now owned or hereafter acquired, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, if, as a result of such sale, conveyance, assignment, lease, transfer, abandonment or other disposition, the aggregate net book value or fair market value, whichever shall be higher, of all property and assets sold, conveyed, assigned, leased, transferred, abandoned or otherwise disposed of by the Borrower and its Subsidiaries in the then current fiscal year of the Borrower would exceed an amount equal to 10% of the book value (computed in accordance with GAAP) of all properties and assets of the Borrower and its consolidated Subsidiaries at the end of the preceding fiscal year.

          6.09. Transactions with Affiliates. Neither the Borrower nor any Subsidiary shall enter into any transaction (except transactions which do not in any one calendar year involve in the aggregate an amount in excess of $500,000), including without limitation the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (excluding any wholly-owned Subsidiary) except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

         6.10. Loans, Advances and Investments. The Borrower shall not, and shall not permit any Subsidiary to, at any time make or permit to exist any loans or advances to, or purchase any stock, other securities or evidences of indebtedness of, or make or permit to exist any investment or acquire any interest whatsoever in, any other person, except (a) the purchase of the Borrower's common or preferred stock, (b) loans or advances of the Borrower or any Subsidiary of the Borrower (in addition to loans or advances permitted by clauses (d) and (e) of this Section 6.10) not in excess of $10,000,000 aggregate principal amount for the Borrower and its Subsidiaries at any time outstanding,
(c) investments of its cash by the Borrower or any Subsidiary of the Borrower in
(i) marketable direct obligations of, or marketable obligations guaranteed by, the United States of America or Canada, or marketable obligations of any instrumentality or agency thereof, the payment of the principal and interest of which is unconditionally guaranteed by the United States of America or

Canada, (ii) certificates of deposit or other obligations issued by, or bankers' acceptances of, any bank or trust company organized under the laws of the Federal Republic of Germany, France, the United Kingdom, Japan, Canada or the United States of America or any state thereof (including foreign branches of any such bank or trust company) and having capital, surplus and undivided profits in excess of $100,000,000, (iii) open market commercial paper with a maturity not in excess of 270 days from the date of acquisition thereof and having the highest credit rating by either Standard & Poor's Corporation or Moody's Investors Service, Inc., or (iv) in the case of any foreign Subsidiary of the Borrower, such investments in marketable obligations of a comparable quality and term to the other investments permitted by this clause (c) as are usually made in the jurisdiction or jurisdictions in which the business of such foreign Subsidiary is principally conducted by prudent corporate investors in like circumstances, (d) loans or advances of the Borrower to any of its Subsidiaries and loans or advances of any Subsidiary of the Borrower to the Borrower or another such Subsidiary, (e) purchases of stock or other securities of any corporations, associations or other business entities; provided, however, that the aggregate cost to or fair market value of the consideration paid by the Borrower and its Subsidiaries for such stock or securities of any such corporation, association or other business entity shall not exceed 40% of the Borrower's Consolidated Net Worth within any four year period commencing on the Closing Date, or (f) such other investments in an aggregate amount not to exceed $250,000 as the Borrower or a Subsidiary may elect.

                                  ARTICLE VII
                                    DEFAULTS

         7.01. Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

                  (a) The Borrower shall fail to pay by the close of business at the Agent's office on the date when due principal of any Loan.

                  (b) The Borrower shall fail to pay when due interest on any Loan, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document and such failure shall have continued for a period of five Business Days.

                  (c) Any representation or warranty made or deemed made by the Borrower or any Subsidiary of the Borrower in or pursuant to any Loan Document or in any certificate delivered thereunder, shall prove to have been false or misleading in any material respect as of the time when made or deemed made

         (including by omission of material information necessary to make such representation, warranty or statement not misleading).

                  (d) The Borrower shall default in the performance or observance of any covenant contained in Article VI hereof.

                  (e) The Borrower shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and such default shall have continued for a period of 20 days after the date on which a Responsible Officer first becomes aware thereof.

                  (f) The Borrower or any Subsidiary of the Borrower shall fail to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which the Borrower or any such Subsidiary is a party or by which it is bound, or by which any of its properties or assets may be affected (a "Debt Instrument") having a principal or face amount, individually or in the aggregate outstanding at any time, in excess of $5,000,000, so that, as a result of any such failure to perform, the Indebtedness included therein or secured or covered thereby may at the time be declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable;

                  (g) One or more final judgment or judgments which are not subject to appeal for the payment of money aggregating in excess of $5,000,000 is or are outstanding against the Borrower or any Subsidiary and any one of such judgments (x) has not been stayed or paid on the date it is finally due and payable or (y) has resulted in the attachment of a Lien on any property of the Borrower or any Subsidiary.

                  (h) (i) Any Pension Plan is terminated pursuant to Section 4041 or 4042 of ERISA and the benefit liabilities exceed the assets based upon the assumptions used by the PBGC on plan termination by $10,000,000 or more; or (ii) the Borrower or any of its Subsidiaries (or a member of their respective Controlled Group) incur a liability under Section 4062, 4063 or 4064 of ERISA for an amount that would materially and adversely affect the financial condition of the Borrower and its Subsidiaries taken as a whole.

                  (i) A Change in Control shall have occurred.

                  (j) A proceeding shall have been instituted in respect of the Borrower or any Significant Subsidiary

                           (i) seeking to have an order for relief entered in
                  respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

                  (ii) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.

         (k) The Borrower or any Significant Subsidiary shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its or his business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.01(j)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.01(j)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, wind-up, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property; or shall take any action in furtherance of any of the foregoing.

         7.02. Consequences of an Event of Default.

         (a) If an Event of Default specified in subsections (a) through (i) of
Section 7.01 hereof shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans hereunder, and the Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, from time to time do any or all of the following:

                  (i) Declare the Commitments terminated, whereupon the Commitments will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (ii) Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

          (b) If an Event of Default specified in subsection (j) or (k) of
Section 7.01 hereof shall occur or exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments shall automatically terminate and the Lenders shall be under no further obligation to make Loans, and the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

         7.03. Application of Proceeds. After the occurrence of an Event of Default and acceleration of the Loans, any payments received by any Lender on account of Obligations shall be applied by the Agent to payment of the Obligations in the following order:

                  First, to payment of that portion of the Obligations constituting accrued and unpaid interest on Loans, accrued and unpaid Revolving Credit Commitment Fees, ratably among the Lenders in proportion to the respective amounts described in this clause "First" due to them;

                  Second, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause "Second" due to them;

                  Third, to payment of all other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause "Third" due to them; and

                  Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts due to the Agent in its capacity as such;

                  Finally, the balance, if any, after all of the Obligations have been satisfied and all Commitments shall have terminated, to the Borrower or as otherwise required by law.

                                  ARTICLE VIII
                                    THE AGENT

          8.01. Appointment. Each Lender hereby irrevocably appoints Mellon Bank, N.A. to act as Agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes the Agent to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon Bank, N.A. hereby agrees to act as Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 8.10 hereof. Each Lender hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Each Lender agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender shall have any right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

         8.02. General Nature of Agent's Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan Document:

                  (a) The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist.

                  (b) The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender.

                  (c) The Agent is and shall be solely the agent of the Lenders. The Agent assumes no, and shall not at any time be deemed to have, any relationship of agency or trust with or any other duty or responsibility to, the Borrower, and Subsidiary of the Borrower or any other Person (except only for (i) its relationship as agent for, and its express duties and responsibilities to, the Lenders and (ii) its express duties and responsibilities to, the Borrower, all as provided in this Agreement and the other Loan Documents).

                  (d) The Agent shall not be under any obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith after consultation with counsel that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

          8.03. Exercise of Powers. The Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lenders. The Agent shall not have any liability to any Person as a result of (x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) unless expressly required to act under the terms hereof, the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section absent gross negligence or willful misconduct.

          8.04. General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

                  (a) The Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or anY other Loan Document, unless caused by its own gross negligence or willful misconduct.

                  (b) Except for the records to be maintained by the Agent pursuant to Section 9.02, the Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document or (iii) any failure of the Borrower or any Subsidiary of the Borrower or Lender to perform any of their respective obligations under this Agreement or any other Loan Document.

                  (c) Except as otherwise expressly provided herein, the Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower or any Subsidiary of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) except to the extent set forth in Section 8.05(f) hereof, the existence of any Event of Default or Potential Default.

                  (d) The Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender.

                  8.05. Administration by the Agent.

          (a) The Agent may rely in good faith upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

          (b) The Agent may consult with legal counsel (including, without limitation, in-house counsel for the Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

         (c) The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Lender, such matter may be established by a certificate of the Borrower or Lender, as the case may be, and the Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

          (d) The Agent may fail or refuse to take any action unless it shall be indemnified to its reasonable satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

          (e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          (f) The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has actual knowledge or has received notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Potential Default, and stating that such notice is a "notice of default." If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender.

         8.06. Lender Not Relying on Agent or Other Lenders. Each Lender acknowledges as follows: (a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it. (b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

         8.07. Indemnification. Each Lender agrees to reimburse and indemnify the Agent and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the reasonable fees and disbursements of counsel for the Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Agent or such other Person, as finally determined by a court of competent jurisdiction.

          8.08. Agent in its Individual Capacity. With respect to its Commitments and the Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lenders," "holders of Notes" and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and engage in any other business with, the Borrower and any stockholder, Subsidiary or Affiliate of the Borrower, as though the Agent were not the Agent hereunder.

         8.09. Holders of Notes. The Agent may deem and treat the Lender which is payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Agent in accordance with Section
9.14 hereof. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.


          8.10. Successor Agents. The Agent may resign at any time by giving 30 days' written notice thereof to the Lenders and the Borrower. The Agent may be removed by the Required Lenders upon 30 days' written notice thereof to the Agent, the Lenders and the Borrower. Upon receipt of notice of any such resignation or removal, the Borrower shall have the right to appoint a successor Agent; provided, that the Required Lenders shall have the right to disapprove such successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 20 days after such notice of resignation or removal, then the Required Lenders shall appoint a successor Agent to succeed to the obligations of the Agent hereunder. Each successor Agent shall be a commercial bank or trust company organized under the laws of the United States of America or any State thereof. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrower or Lender for whose account such payment is made.

          8.11. Calculations. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith except for gross negligence. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.

         8.12. Funding by Agent. Unless the Agent shall have been notified in writing by any Lender not later than the close of business on the day before the day on which Loans are requested by the Borrower to be made that such Lender will not make its ratable share of such Loans, the Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent on such date, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrower shall pay such amount on demand), together with interest, for the Agent's own account, for each day from and including the date of the Agent's payment to and including the date of repayment to the Agent (before and after judgment) at the Federal Funds Effective Rate for the first day and thereafter at the rate or rates per annum applicable to such Loans. All payments to the Agent under this Section shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, without set-off, withholding, counterclaim or other deduction of any nature.

                                   ARTICLE IX
                                 MISCELLANEOUS

         9.01. Holidays. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

         9.02. Records. The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender's Committed Amount and the accrued and unpaid Commitment Fees shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error.

         9.03. Amendments and Waivers. Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The Required Lenders and the Borrower may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions or changing in any manner the rights and duties of the Borrower, the Agent or any Lender. Any such amendment, modification or supplement made by the Borrower, the Agent and the Required Lenders in accordance with the provisions of this Section shall be in writing and shall be binding upon the Borrower, each Lender and the Agent; provided, that no such amendment, modification or supplement may be made which will:

                  (a) Increase the Committed Amount of any Lender over the amount thereof then in effect, subject any Lender to additional obligations hereunder or extend the Revolving Credit Maturity Date without the written consent of each Lender affected thereby;

                  (b) Reduce the principal amount of or extend the time for any payment of any Loan, or reduce the amount of or rate of interest or extend the time for payment of interest borne by any Loan or extend the time for payment of or reduce the amount of any Commitment Fee or reduce or postpone the date for payment of any other fees, expenses, indemnities or amounts payable under any Loan Document, without the written consent of each Lender affected thereby;

                  (c) Change the definition of "Required Lenders" or amend this
         Section 9.03, without the written consent of all the Lenders;

                  (d) Amend or waive any of the provisions of Article IX hereof, or impose additional duties upon the Agent or otherwise adversely affect the rights, interests or obligations of the Agent, without the written consent of the Agent; or

                  (e) Amend Section 2.13 hereof, without the written consent of all Lenders.

provided further, that Transfer Supplements may be entered into in the manner provided in Section 9.14 hereof. Any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

         9.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have hereunder or thereunder, at law, in equity or otherwise.

         9.05. Notices.

          (a) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") under this Agreement or any Loan Document shall be in writing (including telexes and communication using facsimile machines) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telex or facsimile (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or facsimile communication, one Business Day after delivery to a nationally-recognized overnight courier, or five Business Days after deposit in the mail.

          (b) Any Lender giving any notice to the Borrower shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

          (c) The Agent and each Lender may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower, and neither the Agent nor any Lender shall have any duty to verify the identity or authority of any Person giving such notice.

         9.06. Expenses; Taxes; Indemnity.

         (a) The Borrower agrees to pay or cause to be paid and to save the Agent and each of the Lenders harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel to the Agent, local counsel, auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs) incurred by the Agent or, in the case of clause
(iii) below any Lender, from time to time arising from or relating to (i) the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents, (ii) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, and (iii) the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) collection or enforcement of an outstanding Obligation or any other amount owing hereunder or thereunder by the Agent or any Lender, and (B) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents).

         (b) The Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

         (c) The Borrower hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan (and without in any way limiting the generality of the foregoing, including any violation or breach of any Requirement of Law or any other Law by the Borrower or any Subsidiary); or any exercise by the Agent or any Lender of any of its rights or remedies under this Agreement or any other Loan Document; but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party. If and to the extent that the foregoing obligations of the Borrower under this subsection (c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

         9.07. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         9.08. Prior Understandings. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

         9.09. Duration; Survival. All representations and warranties of the Borrower contained herein or in any other Loan Document or made in connection herewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of the Agent or any Lender, the making of any Loan, or any other event or condition whatever. All covenants and agreements of the Borrower contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as any Borrower may borrow hereunder and until payment in full of all Obligations. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify the Agent or any Lender shall survive the payment in full of all other Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payments to or indemnify the Agent or the other Lenders shall survive the payment in full by the Borrower of all Obligations, termination of the Borrower's right to borrow hereunder, and all other events or conditions whatever.

         9.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

         9.11. Limitation on Payments. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

         9.12. Set-Off. The Borrower hereby agrees that, to the fullest extent permitted by law, if any Obligation of the Borrower shall be due and payable (by acceleration or otherwise), each Lender shall have the right, without notice to the Borrower, to set-off against and to appropriate and apply to the Obligation any indebtedness, liability or obligation of any nature owing to the Borrower by such Lender, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by the Borrower with such Lender. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender or any other Person shall have given notice or made any demand to the Borrower or any other Person, whether such indebtedness, obligation or liability owed to the Borrower is contingent, absolute, matured or unmatured (it being agreed that such Lender may deem such indebtedness, obligation or liability to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender or any other Person. The Borrower hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender or any Participant shall have the same rights of set-off as a Lender as provided in this Section (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of such Borrower). The rights provided by this Section are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

         9.13. Sharinq of Collections. The Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower pro rata to all Lenders in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Obligations owed to such other Lenders in such amount as shall result in a ratable sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

         9.14. Successors and Assigns; Participations; Assignments.

         (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, all future holders of the Notes, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of all the Lenders and the Agent, and any purported assignment without such consent shall be void.

          (b) Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and any Note held by it); provided, that

                  (i) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

                  (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

                  (iii) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

                  (iv) such Participant shall be bound by the provisions of
         Section 9.13 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound,

                  (v) no Participant (unless such Participant is an affiliate of such Lender, or is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant's consent, take action of the type described in subsections (a), (b),
         (c), (d) or (e) of Section 9.03 hereof; notwithstanding the foregoing, in no event shall any participation by an Lender have the effect of releasing such Lenders from its obligations hereunder, and

                  (vi) no Participant shall be an Affiliate of the Borrower.

The Borrower agrees that any such Participant shall be entitled to the benefits of Sections 2.12, 2.14 and 9.06 with respect to its participation in the Commitments and the Loans outstanding from time to time but only to the extent such Participant sustains such losses; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

         (c) Assignments. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Commitments and Obligations owing to it and any Note held by it) to any Lender, any affiliate of a Lender or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that

                  (i) any such assignment to a Purchasing Lender which is not a Lender shall be made only with the consent of the Borrower and the Agent which shall not be unreasonably withheld,

                  (ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such transferor Lender shall retain, after such assignment, a minimum principal amount of $5,000,000 of the Commitments and Revolving Credit Loans then outstanding, and such assignment shall be in a minimum aggregate principal amount of $5,000,000 of the Commitments and Revolving Credit Loans then outstanding,

                  (iii) each such assignment shall be of a constant, and not a varying, percentage of each Commitment of the transferor Lender and of all of the transferor Lender's rights and obligations under this Agreement and the other Loan Documents, and

                  (iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit C to this Agreement, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, together with any Note or Notes subject to such assignment (the "Transferor Lender Notes") and a processing and recording fee of $2,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Transfer Supplement

                  (x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

                  (y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

On or prior to the Transfer Effective Date specified in an Transfer Supplement, the Borrower, at its expense, shall execute and deliver to the Agent (for delivery to the Purchasing Lender) new Notes evidencing such Purchasing Lender's assigned Commitments or Loans and (for delivery to the transferor Lender) replacement Notes in the principal amount of the Loans or Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.

          (d) Register. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Obligations owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Financial and Other Information. The Borrower authorizes the Agent and each Lender to disclose to any Participant or Purchasing Lender (each, a "transferee") and any prospective transferee any and all financial and other information in such Person's possession concerning the Borrower and its Subsidiaries and Affiliates which has been or may be delivered to such Person by or on behalf of the Borrower in connection with this Agreement or any other Loan Document or such Person's credit evaluation of the Borrower and its Subsidiaries and Affiliates.

                  9.15. Governing Law; Submission to Jurisdiction.

         (a) Governing Law. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

         (b) Certain Waivers. THE BORROWER HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

         (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE CITY AND COUNTY OF NEW YORK, NEW YORK, AND SUBMITS TO THE JURISDICTION OF SUCH COURTS;

         (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER; AND

         (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION
9.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY
LAW).

         9.16. Replacement of Lender. If (a) a change in control shall have occurred with respect to any Lender or (b) any Lender shall impose increased costs on the Borrower pursuant to Section 2.12(a) or 2.12(c) hereof, the Borrower may, upon not less than 30 Business Days' notice to the Agent, cause a Replacement Lender reasonably satisfactory to the Agent (which may be one of the other Lenders) to purchase all of such Lender's interests in accordance with the provisions of Section 9.14(c) hereof.

         IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

ATTEST:                                      BARNES GROUP INC.

By /s/ John E. Besser                        By /s/ George S. Crowley
   --------------------------------             --------------------------------
Title: Secretary                                Title: Executive Vice President-
                                                Finance
[Corporate Seal]
                                             Address for Notices:

                                             123 Main Street
                                             Bristol, CT 06010

                                             Telephone: 203-583-7070
                                             Telex:
                                                (Answerback:        )
                                             Telecopier: 203-589-3507

                                        MELLON BANK, N.A., individually and
                                        as Agent

                                        By /s/ Joseph F. Bond, Jr.
                                           --------------------------------
                                            Title: Vice President

                                        Initial Revolving Credit
                                        Committed Amount: $35,000,000

                                        Commitment Percentage: 35.000%

                                        Address for Notices:

                                        Corporate Banking Department
                                        Mellon Financial Center
                                        551 Madison Avenue
                                        New York, NY 10022-3217
                                        Attn: Joseph F. Bond, Jr.
                                              Vice President

                                        Telephone: 212-702-4017
                                        Telex:
                                           (Answerback:         )
                                        Telecopier: 212-702-5269

                                        CHEMICAL BANK

                                        By /s/ Stewart U. Wallace
                                           --------------------------------
                                            Title: Vice President



                                        Initial Revolving Credit
                                        Committed Amount: $25,000,000

                                        Commitment Percentage: 25.000%

                                        Address for Notices:

                                        277 Park Avenue
                                        6th Floor
                                        New York, NY 10172

                                        Telephone: (212) 310-7800
                                        Telex:
                                           (Answerback:          )
                                        Telecopier: (212) 310-4526

                                            THE CONNECTICUT NATIONAL BANK

                                            By /s/ Thomas A. Brugger
                                               ------------------------
                                                Title: Vice President

                                            Initial Revolving Credit
                                            Committed Amount: $10,000,000

                                            Commitment Percentage: 10.000%

                                            Address for Notices:

                                            777 Main Street
                                            Hartford, CT 06115
                                            Attn: Corporate Banking Dept.

                                            Telephone: (203) 728-2751
                                             Telex: 99339
                                             (Answerback:             )
                                             Telecopier: (203) 722-9378

                                            NBD BANK, N.A.

                                            By /s/ Carolyn Parks
                                               ------------------------
                                               Title: Vice President

                                            Initial Revolving Credit
                                            Committed Amount: $10,000,000

                                            Commitment Percentage: 10.000%

                                            Address for Notices:

                                            611 Woodward Ave.
                                            Detroit, MI 48226

                                            Telephone: (313) 225-4315
                                            Telex:
                                               (Answerback:           )
                                            Telecopier: (313) 225-2649

                                             AMERITRUST COMPANY NATIONAL
                                                ASSOCIATION

                                             By /s/ Michael Jackson
                                                -------------------------------
                                                 Title: Vice President

                                             Initial Revolving Credit
                                             Committed Amount: $10,000,000
                                             Commitment Percentage: 10.000%

                                             Address for Notices:

                                             900 Euclid Avenue
                                             Cleveland, OH 44115

                                             Telephone:
                                             Telex:
                                               (Answerback:     )
                                             Telecopier:


                                             FLEET BANK, NATIONAL ASSOCIATION

                                             By /s/ Marlene K. Haddad
                                                -------------------------------
                                                 Title: Vice President

                                             Initial Revolving Credit
                                             Committed Amount: $10,000,000
                                             Commitment Percentage: 10.000%

                                             Address for Notices:

                                             One Constitution Plaza
                                             CTHMM03G
                                             Hartford, CT 06115-1600

                                             Telephone: (203) 244-5825
                                             Telex:
                                                (Answerback:          )
                                             Telecopier: (203) 244-5391

                                                                   Exhibit A
                                                                      to
                                                                Credit Agreement



                                BARNES GROUP INC.

                              Revolving Credit Note


$_________                                                  New York, New York
                                                           _____________, 199_

         FOR VALUE RECEIVED, the undersigned, BARNES GROUP INC., a Delaware corporation (the "Borrower"), promises to pay to the order of [NAME OF LENDER] (the "Lender") on or before the Revolving Credit Maturity Date, and at such earlier dates as may be required by the Agreement (as defined below), the lesser
of (i) the principal sum of                 ($       ) or (ii) the aggregate
unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower from time to time pursuant to the Agreement. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to the Agreement, payable on the dates set forth in the Agreement.

         This Note is one of the "Revolving Credit Notes" as referred to in, and is entitled to the benefits of, the Revolving Credit Agreement, dated as of December 1, 1991, by and among the Borrower, the Lenders parties thereto from time to time, and Mellon Bank, N.A., as Agent (as the same may be amended, modified or supplemented from time to time, the "Agreement"), which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Terms defined in the Agreement have the same meanings herein.

         Except as otherwise set forth in the Agreement, the Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

         This Note shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to principles of choice of law.

                                       BARNES GROUP INC.


                                       By__________________________________
                                       Title:

                                                                       Exhibit B
                                                                              to
                                                                Credit Agreement

                               TRANSFER SUPPLEMENT


         THIS TRANSFER SUPPLEMENT, dated as of the date specified in Item 1 of
Schedule I hereto, among the Transferor Lender specified in Item 2 of Schedule I hereto (the "Transferor Lender"), each Purchasing Lender specified in Item 3 of
Schedule I hereto (each a "Purchasing Lender") and Mellon Bank, N.A., as Agent for the Lenders under the Revolving Credit Agreement described below.

                                    Recitals:

         A. This Transfer Supplement is being executed and delivered in accordance with Section 9.14(c) of the Revolving Credit Agreement, dated as of December 1, 1991 by and among Barnes Group Inc., a Delaware corporation (the "Borrower"), the Lenders parties thereto, and Mellon Bank, N.A., a national banking association, as Agent (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"). Capitalized terms used herein without definition have the meaning specified in the Credit Agreement.

         B. Each Purchasing Lender (if it is not already a Lender) wishes to become a Lender party to the Credit Agreement.

         C. The Transferor Lender is selling and assigning to each Purchasing Lender, and each Purchasing Lender is purchasing and assuming, a certain portion of the Transferor Lender's rights and obligations under the Credit Agreement, including, without limitation, the Transferor Lender's Commitments and Loans owing to it and any Notes held by it (the "Transferor Lender's Interests").

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Transfer Effective Notice. Upon receipt by the Agent of five counterparts of this Transfer Supplement (to each of which is attached a fully completed Schedule I and Schedule II), and each of which has been executed by the Transferor Lender, by each Purchasing Lender and by any other Person required by Section 9.14(c) of the Credit Agreement to execute this Transfer Supplement, the Agent will transmit to the Borrower, the Transferor Lender and each Purchasing Lender a transfer effective notice, substantially in the form of
Schedule III to this Transfer Supplement (a "Transfer Effective Notice"). The date specified in such Transfer Effective Notice as the date on which the transfer effected by this Transfer Supplement shall become effective (the "Transfer Effective Date") shall be the fifth Business Day following the date of such Transfer Effective Notice or such other date as shall be agreed upon among the Transfer Lender, the Purchasing Lender, the Agent and the Borrower. From and after the Transfer Effective Date each Purchasing Lender (if not already a

Lender party to the Credit Agreement) shall be a Lender party to the Credit Agreement for all purposes thereof having the respective interests in the Transferor Lender's interests reflected in this Transfer Supplement.

         2. Purchase Price; Sale. At or before 12:00 Noon, local time at the Transferor Lender's office specified in Schedule III, on the Transfer Effective Date, each Purchasing Lender shall pay to the Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between the Transferor Lender and such Purchasing Lender (the "Purchase Price"), of the portion being purchased by such Purchasing Lender (such Purchasing Lender's "Purchased Percentage") of the Transferor Lender's Interests. Effective upon receipt by the Transferor Lender of the Purchase Price from a Purchasing Lender, the Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchasing Lender, without recourse, representation or warranty (express or implied) except as set forth in Section 6 hereof, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from the Transferor Lender such Purchasing Lender's Purchased Percentage of the Transferor Lender's Interests. The Transferor Lender shall promptly notify the Agent of the receipt of the Purchase Price from a Purchasing Lender ("Purchase Price Receipt Notice"). Upon receipt by the Agent of such Purchase Price Receipt Notice, the Agent shall record in the Register the information with respect to such sale and purchase as contemplated by Section 9.14(d) of the Credit Agreement.

         3. Principal, Interest and Fees. All principal payments, interest, fees and other amounts that would otherwise be payable from and after the Transfer Effective Date to or for the account of the Transferor Lender in respect of the Transferor Lender's Interests shall, instead, be payable to or for the account of the Transferor Lender and the Purchasing Lenders, as the case may be, in accordance with their respective interests as reflected in this Transfer Supplement.

         4. Closing Documents. Concurrently with the execution and delivery hereof, the Transferor Lender will request that the Borrower provide to each Purchasing Lender (if it is not already a Lender party to the Credit Agreement) conformed copies of all documents delivered to such Transferor Lender on the Closing Date in satisfaction of conditions precedent set forth in the Credit Agreement.

         5. Further Assurances. Each of the parties to this Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Transfer Supplement.

         6. Certain Representations and Agreements. By executing and delivering this Transfer Supplement, the Transferor Lender and each Purchasing Lender confirm to and agree with each other and the Agent and the Lenders as follows:

                  (a) Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor Lender makes no representation or warranty and assumes no responsibility with respect to (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of the Credit Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, received under or in connection with, the Credit Agreement or any other Loan Document, or
         (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time.

                  (b) The Transferor Lender makes no representation or warranty and assumes no responsibility with respect to (i) the performance or observance of any of the terms or conditions of the Credit Agreement or any other Loan Document on the part of the Borrower or any other Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Borrower or any other Person, or (iii) the existence of any Event of Default or Potential Default.

                  (c) Each Purchasing Lender confirms that it has received a copy of the Credit Agreement and each of the other Loan Documents, together with copies of the financial statements referred to in Section
         3.06 thereof, the most recent financial statements delivered pursuant to Section 5.01 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Transfer Supplement. Each Purchasing Lender confirms that it has made such analysis and decision independently and without reliance upon the Agent, the Transferor Lender or any other Lender.

                  (d) Each Purchasing Lender, independently and without reliance upon the Agent, the Transferor Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, will make its own decisions to take or not take action under or in connection with the Credit Agreement or any other Loan Document.

                  (e) Each Purchasing Lender irrevocably appoints the Agent to act as Agent for such Purchasing Lender under the Agreement and the other Loan Documents, all in accordance with Article IX of the Credit Agreement and the other provisions of the Credit Agreement and the other Loan Documents.

                  (f) Each Purchasing Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

         7. Schedule II. Schedule II hereto sets forth the revised Commitments of the Transferor Lender and each Purchasing Lender as well as administrative information with respect to each Purchasing Lender.

         8. Governing Law. This Transfer Supplement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to principles of choice of law.

         9. Counterparts. This Transfer Supplement may be executed on any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed by their respective duly authorized officers on
Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

                                                                 Schedule I
                                                                     to
                                                            Transfer Supplement

                          COMPLETION OF INFORMATION AND
                       SIGNATURES FOR TRANSFER SUPPLEMENT


Re: Revolving Credit Agreement, dated as of December 1, 1991, by and among Barnes Group Inc., a Delaware corporation (the "Borrower"), the Lenders parties thereto from time to time, and Mellon Bank N.A., a national banking association, as Agent for the Lenders (as amended, modified or supplemented from time to time, the "Credit Agreement")


         Item 1 (Date of                     [Insert date of
                 Assignment Supplement):     Assignment Supplement]

         Item 2 (Transferor Lender):         [Insert name of Transferor
                                             Lender]

         Item 3 (Purchasing Lender[s]):      [Insert name[s] of
                                             Purchasing Lender[s]]

         Item 4 (Signatures of Parties
                 to Transfer Supplement):


                                                     [Name of Transferor Lender]
                                     __________________________________________,
                                                      as Transferor Lender


                                       By:_____________________________________
                                           Title:


                                                     [Name of Purchasing Lender]
                                     __________________________________________,
                                                      as Purchasing Lender



                                       By:_____________________________________
                                           Title:


                                                     [Name of Purchasing Lender]
                                      _________________________________________
                                                      as Purchasing Lender



                                       By:_____________________________________
                                           Title:

[Following two consents required
only when Purchasing Lender is not
already a Lender [or an Affiliate of
a Lender]]


CONSENTED TO AND ACKNOWLEDGED:

BARNES GROUP INC.


By:___________________________
   Title:



MELLON BANK, N.A., as Agent


By:___________________________
   Title:



ACCEPTED FOR RECORDATION
  IN PURCHASING LENDER REGISTER:

MELLON BANK, N.A., as Agent


By:___________________________
   Title:

                                                               Schedule II
                                                                   to
                                                           Transfer Supplement

                       LIST OF LENDING OFFICES, ADDRESSES
                        FOR NOTICES AND COMMITTED AMOUNTS


[Name of Transferor
  Lender]                 Revised Commitment and Loan Amounts:

                           Revolving Credit
                            Committed Amount                         $_________

                          Revised Commitment  Percentage:             _________

[Name of Purchasing
  Lender]                 New Commitment and   Loan Amounts:

                          Revolving Credit
                            Committed Amount                         $_________

                          New Commitment Percentage:                  _________

   Administrative Information
     for Purchasing Lender:

   Address:__________________
           __________________

   Attention:________________

   Telephone:________________
   Telex:
     (Answerback:____________)
   Telecopier:_______________

                                                                Schedule III
                                                                     to
                                                             Transfer Supplement

                           Transfer Effective Notice

To: [Insert Name of Borrower, Transferor
    Lender and each Purchasing Lender]

         The undersigned, as the Agent under the Revolving Credit Agreement, dated as of December 1, 1991, by and among Barnes Group Inc., a Delaware corporation (the "Borrower"), the Lenders parties thereto from time to time, and Mellon Bank N.A., a national banking association, as Agent for the Lenders (as amended, modified or supplemented from time to time, the "Credit Agreement"), acknowledges receipt of five executed counterparts of a completed Transfer Supplement, dated __________, 199_, from [name of Transferor Lender] to [name of each Purchasing Lender] (the "Transfer Supplement"). Terms defined in the Transfer Supplement are used herein as therein defined.

         1. Pursuant to the Transfer Supplement, you are advised that the Transfer Effective Date will be __________, 199_. [Insert fifth Business Day following date of Transfer Effective Notice or other date agreed to among the Transferor Lender, the Purchasing Lender, the Agent and the Borrower.]

         2. Pursuant to Section 9.14(c) of the Credit Agreement, the Transferor Lender has delivered to the Agent the Transferor Lender Notes.

         3. Section 9.14(c) of the Credit Agreement provides that the Borrower is to deliver to the Agent on or before the Assignment Effective Date the following Notes, each dated the date of the Note it replaces.

         [Describe each new Revolving Credit Note for Transferor Lender and Purchasing Lender as to date (as required by the Credit Agreement), principal amount and payee.]

         4. The Transfer Supplement provides that each Purchasing Lender is to pay its Purchase Price to the Transferor Lender at or before 12:00 o'clock Noon, local time at the Transferor Lender's lending office specified in Schedule II to the Transfer Supplement, on the Transfer Effective Date in immediately available funds.

                                            Very truly yours,

                                            MELLON BANK, N.A., as Agent

                                            By: _______________________________
                                                Title:

                              [BARNES LETTERHEAD]

[BARNES LOGO]

                                                                   Exhibit C
                                                                       to
                                                                Credit Agreement


                                December 6, 1991

Mellon Bank, N.A., Individually and as Agent
Ameritrust Company National Association
Chemical Bank
The Connecticut National Bank
Fleet Bank, National Association
NBD Bank, N.A.

Gentlemen/Mesdames:

          I am Vice President, General Counsel and Secretary of Barnes Group Inc., a Delaware corporation (the "Borrower"), and have acted as counsel to the Borrower in connection with the Revolving Credit Agreement dated as of December 1, 1991 between you and the Borrower (the "Agreement"). This opinion is being delivered to the Lenders pursuant to Section 4.01(d) of the Agreement. Capitalized terms used herein without definition are used as defined in the Agreement.

          In this connection, I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of the Agreement, the Revolving Credit Notes, the Restated Certificate of Incorporation and By-Laws of the Company, as currently in effect, resolutions of the Company's Board of Directors authorizing the Agreement and the issuance of the Notes, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures (except for signatures of officers of the Borrower), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to the facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Borrower and others.

          I am admitted to the bar in the State of Missouri and am not admitted in any of the jurisdictions in which the Foreign Subsidiaries are incorporated. With respect to Foreign Subsidiaries, I am generally familiar with their organizational structure, have put in place

                                                                 .    .    .

Page 2
December 6, 1991

procedures designed to ensure their continued qualification to do business and good standing in their respective jurisdictions, and am generally familiar with their current business activities and financial status.

         Based upon and subject to the forgoing, I am of the opinion that:

1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power to own its property and to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is necessary and in which the failure to be so qualified would have a Material Adverse Effect.

2. Each Subsidiary incorporated in the United States ("Domestic Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has the corporate power to own its property and to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is necessary and in which the failure to be so qualified would have a Material Adverse Effect. The shares of stock of each Domestic Subsidiary purported to be owned by the Borrower are validly issued, fully paid and nonassessable and are owned by the Borrower free and clear of any mortgage, lien, pledge, charge, security interest or other encumbrance.

3.       To the best of my knowledge, without any special investigation by me,
         (a) each subsidiary not incorporated in the United States ("Foreign Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own its property and to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is necessary and in which the failure to be so qualified would have a Material Adverse Effect, and
         (b) the shares of stock of each Foreign Subsidiary purported to be owned by the Borrower or another Subsidiary are validly issued, fully paid and

                                                                 .   .    .

Page 3
December 6, 1991

         nonassessable and are owned by the Borrower or another Subsidiary (except in the case of Director's qualifying shares) free and clear of any mortgage, lien, pledge, charge, security interest or other encumbrance.

4. The Borrower has the corporate power to execute, deliver and perform the Agreement, to borrow under the Agreement, and to execute and deliver the Notes.

5. As of the date hereof, the execution, delivery and performance of the Agreement, any borrowings under the Agreement and the execution and delivery of the Notes by the Borrower, (a) have been duly authorized by all requisite corporate action (including, without limitation, any requisite action of the stockholders of the Borrower), (b) will not violate any provision of the Restated Certificate of Incorporation or By-Laws of the Borrower or any Subsidiary and (c) will not be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default with respect to Indebtedness for borrowed money (including but not limited to the Guarantee).

6. To the best of my knowledge, without any special investigation by me other than the laws and documents referred to above, as of the date hereof the execution, delivery and performance of the Agreement, any borrowings under the Agreement and the execution and delivery of the Notes by the Borrower (a) will not (i) violate (A) any provision of Law (including, without limitation, Regulations G, U, T, and X of the Federal Reserve Board), any order of any court or other agency of government or (B) any indenture, agreement or other instrument to which the Company or any Subsidiary of the Company is a party, or by which it or any of its property is bound, (ii) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or
         (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Borrower or any Subsidiary of the Borrower and (b) do not require the Borrower or any Subsidiary to obtain the consent or approval of any Federal, State, municipal or other governmental

                                                                 .    .     .

Page 4
December 6, 1991

         department, commission, board, bureau, agency or instrumentality, domestic or foreign.

7. Neither the Borrower nor any Subsidiary thereof is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Investment Company Act of 1940. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

8. The Agreement and the Revolving Credit Notes have each been duly executed and delivered and, assuming that the Agreement is a valid and binding obligation of you, each constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except (a) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws nor or hereafter in effect relating to creditors' rights generally, and (b) such enforcement may be subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

9. To the best of my knowledge after due inquiry, there is no pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting the Borrower or any Subsidiary of the Borrower, which will more likely than not, individually or in the aggregate, have a Material Adverse Effect.

          I am furnishing this opinion to you solely in connection with the transactions contemplated by the Agreement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my written permission. In connection with the transactions contemplated by this Agreement, the law firm of Reed Smith Shaw & McClay may also rely on this opinion.

                                            Very truly yours,

                                            /s/ John E. Besser
                                            ------------------
                                            John E. Besser

JEB/hvl

                                                                       Exhibit D
                                                                              to
                                                                Credit Agreement

                        Quarterly Compliance Certificate

         I have conducted a review of the terms and conditions of the Revolving Credit Agreement dated as of December 1, 1991 (the "Agreement"), the Notes and the other Loan Documents, and the financial statements of the Borrower. Defined terms used herein without definition are used as defined in the Agreement. Such review has not disclosed nor does the signer have any knowledge of the existence as of the date of this certificate of any condition or event which constitutes a Potential Default or Event of Default.

         Enclosed are condensed financial statements relating to the most recent quarter. In my opinion they present fairly the consolidated financial position of Barnes Group at the end of the quarter and the results of operations for the indicated periods. These statements were prepared in accordance with generally accepted accounting principles for interim financial statements.

         Also enclosed are true and correct schedules demonstrating compliance with the covenants contained in Sections 6.01, 6.02 and 6.03 of the Agreement as of the date of this certificate.

Date:                                       By: _______________________________

                                            Title: ____________________________

                        Schedule 3.01 (Corporate Status)

1. The Borrower is incorporated in the State of Delaware.

2. See Schedule 3.11 for the places of incorporation of the Subsidiaries.

                                                                   Schedule 3.07

                                  INDEBTEDNESS

        (A) The Indebtedness of the Company and its Subsidiaries as of September 30, 1991 is as follows:

          Description                                                                     Amount
          -----------                                                                     ------
 1)   Term Loan Agreement                       Mellon Bank, N.A.                     $20,000,000.00

 2)   Senior Notes                              Various                               $40,000,000.00

 3)   Industrial Revenue                        Comerica Bank, N.A.                   $ 7,000,000.00
      Bond, Saline, MI                          Trustee

 4)   Industrial Revenue                        Mellon Bank, N.A.A.                  $ 1,714,300.00
      Bond, Meridian, MS                        Trustee

 5)   Short Term Credit Line                    Various                               $37,000,000.00

 6)   Bank Overdraft                            Various                               $ 3,715,803.00

 7)   Guaranty Agreement                        Mellon Bank, N.A.                     $ 1,714,300.00

 8)   Letter of Credit                          Fuji Bank, Ltd.                       $ 7,394,000.00

 9)   NASCO Guaranty                            LTCB Trust Co.                        $ 3,780,000.00

 10)  NASCO Guaranty                            Tohlease Corp.                        $ 3,891,000.00

 11)  NASCO Guaranty                            LTCB Trust Co.                        $ 5,930,000.00

 12)  NASCO Guaranty                            LTCB Trust Co.                        $ 1,350,000 00

 13)  ESOP Guaranty                             CT. National Bank                     $18,002,000.00
                                                Nat. Bank Detroit

 14)  Standby L/C                               Connecticut National                  $ 5,694,000.00
      (Insurance)                               Bank

 15)  Commercial L/C                            Fleet Bank, N.A.                      $   571,000.00

 16)  Company Guaranty                          Various                               $   100,000.00

 17)  Standby L/C (Gardena)                     Connecticut Nationa1                  $   347,000.00

 Total Debt: $149,489,000. Total excludes duplication items listed:

(3) Industrial Revenue Bond, Saline, $7,000,000.00.

(7) Guaranty Agreement, Meridian, $1,714,300.00.

                                                                   Schedule 3.11

         The Company's Subsidiaries are as follows:

                                                                 Percentage of
                                                               Voting Stock Owned
                                            Jurisdiction of    by Company and Each
      Name of Subsidiary                     Incorporation      Other Subsidiary*
      ------------------                     -------------      -----------------
Associated Spring-Asia PTE. LTD.               Singapore              100%
Associated Spring Corporation**                Connecticut            100%
Associated Spring SPEC Ltd.                    England               Note 1
Autoliaisons France S.A.                       France                 100%
Barnes Group Canada Inc.                       Canada                 100%
Bowman Distribution (U.K.) Limited**           United Kingdom         100%
Motalink Limited                               United Kingdom         100%
Resortes Industriales Del Norte, S.A.          Mexico                 100%
Resortes Mecanicos, S.A.                       Mexico                 100%
Stumpp & Schuele do Brasil
  Industria e Comercio Limitada                Brazil                 100%
Stumpp & Schuele Distribuidora Ltda.           Brazil                 100%
The Wallace Barnes Company**                   Connecticut            100%
Windsor Airmotive Asia PTE. LTD.               Singapore             Note 2

Note 1: Associated Spring SPEC Limited is wholly owned by Motalink Limited.

Note 2: Windsor Airmotive Asia PTE. LTD. is wholly owned by Barnes Group Canada Inc.

*  Other than directors' qualifying shares.

** Inactive.

                       Schedule 3.12 (Partnerships, etc.)

1.       The Subsidiaries listed in Schedule 4.11.

2. The Borrower owns 45% of the stock of NHK-Associated Spring Suspension Components Inc.

3. The Borrower owns a 15% equity interest in Resortes Argentina, S.A., formerly a wholly-owned subsidiary of the Borrower.